As filed with the Securities and Exchange Commission on June 14, 2017.

Registration No. 333-209955

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1/A

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HUNTING DOG CAPITAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6199	47-4989389
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Maritime Plaza, Suite 825
San Francisco, California 94111
(415) 236-1993

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Paul Clausing
Chief Financial Officer
One Maritime Plaza, Suite 825
San Francisco, CA 94111
(415) 236-1993

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy of correspondence to:

Steven B. Boehm, Esq. Harry S. Pangas, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street NW, Suite 700 Washington, DC 20001 (202) 383-0100	Albert Lung, Esq. Morgan, Lewis & Bockius, LLP 1400 Page Mill Road Palo Alto, CA 94304 (650) 843-4000

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for compying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common Stock, $0.01 par value per share	$34,500,000	$3,999

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	Previously paid in connection with the Registrant’s Registration Statement on Form S-1 (file No. 333-209955) filed on March 4, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 14, 2017

2,000,000 Shares
Common Stock
Hunting Dog Capital Corp.

This is a firm commitment initial public offering of 2,000,000 shares of common stock of Hunting Dog Capital Corp. and no public market currently exists for our shares. We anticipate the initial public offering price of our common stock to be $15.00 per share. We intend to apply to list our common stock on the NYSE MKT under the symbol “HDCC.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, will be subject to reduced public reporting requirements.

Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 12 to read about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Underwriting discounts and commissions(1)	Proceeds to issuer(1)
Initial public offering price	$	$	$
Underwriting discounts and commissions(1)
Proceeds to us
(1)	We refer you to “Underwriting” beginning on page 69 of this prospectus for additional information regarding total underwriter compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional 300,000 shares of common stock to cover allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about           , 2017.

Joseph Gunnar & Co.

The date of this prospectus is            , 2017.

You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date of the circular, regardless of the time of its delivery or any sale of shares of our common stock.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of the prospectus outside the United States. See “Underwriting.”

i

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, especially the matters discussed in “Risk Factors.”

Hunting Dog Capital LLC commenced operations in 2006. In connection with the completion of this offering, Hunting Dog Capital LLC will be acquired by Hunting Dog Capital Corp., a Delaware corporation that was formed in August 2015 (as part of the “Transactions” described in this prospectus). Except as otherwise indicated, the terms “we,” “us,” “our” and the “Company” refer to Hunting Dog Capital LLC prior to the Transactions and Hunting Dog Capital Corp. after the Transactions.

Hunting Dog Capital Corp.

Overview of Hunting Dog Capital Corp.

Hunting Dog Capital Corp. is a holding company that intends to operate through several wholly owned subsidiaries to provide financing solutions to lower middle-market companies, which we define as businesses with revenues between $5 million and $50 million, and needing financing typically under $20 million. We will seek long-term equity appreciation through modest equity exposure that does not subject us to the risk of material capital loss. We intend to conduct our business through wholly owned our subsidiaries, which will primarily provide various forms of financing, including through direct loans, convertible debt instruments, trade finance, structured credit, and, to a lesser extent, acquire preferred and common equity securities, issued by or relating to lower middle-market companies. We anticipate each of these assets will be between $5 million and $20 million. As an internally managed entity, Hunting Dog Capital Corp. will incur operating expenses, but will not pay any management or incentive fees for the management and investment of the proceeds. We intend to pursue these opportunities and conduct our operations such that we and our subsidiaries will qualify for exemptions under the Investment Company Act of 1940, as amended (the “Investment Company Act”). See, “Investment Company Act Considerations” below.

Additionally, as part of this offering, we will acquire 100% of the membership interests of Hunting Dog Capital LLC, an investment manager of lower middle-market private debt funds. Hunting Dog Capital LLC will become our wholly owned subsidiary and continue to manage HD Special-Situations II, LP, and HD Special-Situations III, LP (“Fund II” and “Fund III,” respectively, and collectively, the “Existing Funds”), whose assets under management totaled approximately $82.1 million and $83.6 million, as of March 31, 2017 and 2016, respectively. The terms of this transaction are described in detail under the heading “Summary of the Transactions” below. As a result, we will be entitled to receive the management fees associated with Hunting Dog Capital LLC’s management of each of the Existing Funds. We will not, however, be entitled to receive any incentive fees associated with operating performance of the Existing Funds. Instead, certain of our directors and executive officers will continue to be entitled to receive those incentive fees. Hunting Dog Capital LLC receives a management fee from each of the Existing Funds equal to a percentage of aggregate capital commitments to each fund until the expiration of each fund’s investment period, at which point the management fee is calculated as a percentage of the value of the fund’s investment portfolio. Hunting Dog Capital LLC will no longer be entitled to receive a management fee from the Existing Funds at the earlier of (i) the date on which all of such fund’s investments have been realized or (ii) in the case of Fund III, September 30, 2021. Fund II’s investment period has expired and it therefore currently pays Hunting Dog Capital LLC a management fee based on its approximately $35.4 million investment portfolio as of March 31, 2017. Fund III’s investment period has also expired and it therefore currently pays Hunting Dog Capital LLC a management fee based on its approximately $46.7 million investment portfolio as of March 31, 2017.

For the fiscal years ended December 31, 2015 and 2016, and the three months ended March 31, 2017, Hunting Dog Capital LLC earned management fees of approximately $1.4 million, $1.5 million and $0.4 million, respectively. Historical management fees and anticipated future management fees relate exclusively to assets under management in the Existing Funds and, as noted above, do not include incentive fees.

For the period of October 23, 2009 through March 31, 2017, the Existing Funds generated gross returns on called capital (i.e. the capital we have requested from the commitments made to us by investors) of approximately 14.6%, without the use of “leverage” (borrowing funds to enhance equity holders’ returns), and without any material capital gains. Through March 31, 2017, Fund II generated a cumulative net return of 11.1%. For the same period, the cumulative net return of Fund III was 3.8%. As of March 31, 2017, the portfolios of the Existing Funds were comprised of (i) fourteen discrete senior secured loans to twelve borrowers, and (ii) three control equity positions that were originally structured as senior secured term-loans. For more information regarding the Existing Funds’ portfolios, see “Business — Hunting Dog Capital LLC.” Returns are typically lower at the outset of a fund as it absorbs set-up expenses and adds income-generating assets. We have been able to generate these returns while maintaining a senior position by typically structuring loans to allow the borrower to pay only interest during the term of our loans with the full principal amount due at maturity as well as requiring that the borrower give us only a nominal equity interest, if any, in exchange for our loans. We believe that this structure provides our borrowers with greater flexibility to develop their business, while maintaining ownership of their company, for which they are willing to pay higher interest rates. Gross and net IRRs reflect historical results relating to our past performance and are not necessarily indicative of our future results. While the Company’s financing activities will be differentiated from those of the Existing Funds, the returns generated by the Existing Funds are an example of the management team’s ability to generate returns by making senior secured term-loans to lower middle-market companies. The loans made by the Existing Funds and those made by the Company and our subsidiaries will be characterized by two common traits:

•	They are all secured by tangible collateral, the value of which typically exceeds the amount of the loan; and
•	The borrowers typically have significant at-risk equity.

We intend to use the net proceeds of this offering to capitalize our wholly owned subsidiaries. None of the proceeds of this offering will be invested in the Existing Funds. They will deploy this capital in various forms of financing to lower middle-market companies unable to access sufficient amounts of traditional financing, such as bank debt or private equity on terms acceptable to their owners. We believe U.S.-based lower middle-market companies represent a market both underserved by institutional capital, and capable of generating favorable risk-adjusted returns for investors. We believe that historically, however, access to these opportunities has been limited, such that individual and institutional investors have been unable to participate efficiently in this market segment. The significant time and effort required and the cost of sourcing new opportunities among lower middle-market companies are disproportionately high relative to the typically small transaction size. Since its inception in 2006, however, Hunting Dog Capital LLC has developed a proprietary transaction-referral network that consists of over 7,000 sources across the United States specializing in raising capital for this market segment. This network provides Hunting Dog Capital LLC access to hundreds of opportunities on an annual basis, and will enable us to maintain a high level of selectivity in those opportunities. We intend to use this network of sources to enable us to access opportunities to finance the needs of lower middle-market companies in transactions that fit within our investment strategy. We refer to companies to which we have provided financing as our “investments.”

Our Objective and the Market Opportunity

Our objective is to become the capital partner of choice to lower middle-market companies, and consistently to generate favorable risk-adjusted returns for our shareholders through both current income and long-term capital gains. Our investment strategy will focus primarily on structured finance involving the advancement of capital backed by tangible collateral, including real estate, inventory, trade receivables, machinery, and equipment, among other assets that can be liquidated in the event of ongoing unremedied negative events. We intend to implement our investment strategy by focusing exclusively on lower middle-market companies, which are generally overlooked by institutional investors, appropriately structuring financings to mitigate the risk of principal loss and continuing to grow our transaction-referral network aggressively. We believe these opportunities will persist for the foreseeable future.

We believe that lower middle-market companies lack ready access to the form and quantity of growth capital available to larger companies that can rely on efficient, well-developed U.S. and international capital markets. We believe two factors are primarily responsible for this limited access: first, small transaction sizes and fragmentation within the capital markets for lower middle-market companies; and second, the increasingly complex regulatory environment for regulated financial institutions.

The U.S. capital markets are among the world’s most developed, efficient, and transparent. They are also increasingly highly regulated due to the size, interrelationships, and systemic importance of their participants. The capital pools served by major investment banks are large, typically managed by small groups, and hence predisposed to pursue larger transactions to reap efficiencies from their own investment platforms. Major investment banks similarly prefer to employ smaller, nimble teams to pursue fewer, larger fee opportunities. Commercial and investment banks alike, in search of efficiencies, and to most readily accommodate increasing regulation, favor larger transactions concentrated across a smaller discrete number of high-quality clients. Smaller transactions, such as those that we will pursue, are inefficient for the vast majority of all institutional investors, and do not generate the requisite level of fee income for most major investment banks. Consequently, U.S. capital markets generally function best for larger companies engaging in larger transactions than for lower middle-market companies seeking smaller amounts of capital. The lower middle-market segment of the U.S. capital markets is characterized by significant fragmentation among companies, advisors, and capital providers. Generally, these capital markets are significantly less developed than those serving larger entities with larger transaction sizes. There is, nonetheless, significant transaction volume, although not publicized, and effectively “uninvestable” as an asset class by the vast majority of all market participants.

Lower middle-market companies lack the same access to institutionally funded, developed, and transparent capital markets that larger companies rely on for efficient funding. We believe that a host of factors will continue to cause restricted access for these lower middle-market companies. Among the factors are the following:

1.	Ongoing consolidation of the banking industry has resulted in a long decline in the number of FDIC-insured institutions, in particular, community banks (generally, those banks with less than $10 billion in assets), which historically have been critical to the lower middle-market;
2.	The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) significantly increased the regulatory requirements for all banks. Its impact is particularly high on community banks, however, as these banks have a smaller asset base across which to spread the costs of incremental regulatory requirements;
3.	As bank consolidation continues and the remaining banks become increasingly large, regulatory oversight becomes greater and the cost of accommodating these regulations increases. As a result, we believe banks are motivated to hold more assets of the highest quality, thereby further abandoning the lower middle-market;
4.	Numerous business development companies have arisen in recent years to fill the void left by community banks, but most of these entities focus on transactions in excess of $25 million. We believe this is primarily due to the motivation to increase assets under management, and hence increase management fees. Transactions below certain thresholds consequently become inefficient to pursue, even though they may generate above-market risk-adjusted returns;
5.	The same circumstances associated with lower middle-market business development companies apply to lower middle-market private equity funds, also shifting the focus of these funds to increasingly larger transactions; and
6.	The sheer amount of capital held by America’s major institutional-investor classes — pensions, endowments, insurance companies, and other large asset managers — favors deploying at least $50 million or 5 – 10% of a given fund’s total committed capital. This further precludes large funds from deploying capital among lower middle-market companies.

As a result, lower middle-market companies are forced to seek capital either on their own or through the types of advisors that comprise our transaction-referral network, but, in any case, without the benefit of developed, transparent capital markets. We believe the best lower middle-market opportunities generally arise from businesses with between $5 million and $50 million of annual revenue. According to U.S. Census data from 2012, this market consists of approximately 322,000 firms that generated estimated receipts of approximately $4.3 trillion, or approximately 13% of the annual total estimated business receipts in the United States. By comparison, the entire market of firms that generated $100 million or more in estimated receipts is only approximately 22,000, far smaller numerically, yet significantly larger — over 5 times — as measured by total estimated receipts of $23.4 trillion. We believe that the focus of U.S. capital markets is on the latter larger, but fewer, businesses because they can more easily be identified and because they permit the deployment of capital at significant scale. Yet this causes capital markets generally to ignore the numerous financing opportunities presented by lower middle-market companies, which we intend to capitalize upon.

Competitive Advantages

We believe that we are well-positioned to achieve significant, sustainable financial growth, primarily driven by:

•	Our Capital Preservation Focus, Enhanced with Favorable Anticipated Cash Yield and Opportunity for Long-Term Capital Gains

The guiding principle in our investment philosophy is capital preservation while earning the highest risk-adjusted returns possible. We believe the inefficiencies of the lower middle-market present myriad opportunities to achieve our return goals while simultaneously protecting our capital. We focus on opportunities where there is frequently little competition from alternative capital providers, and where we can earn a relatively high cash return on our principal. Historically, we have accomplished this by making senior secured term-loans typically under $20 million with a blanket lien on all assets of the borrower. We anticipate pursuing transactions with companies similar to those the Existing Funds have invested in, but structured in a manner that fits our investment strategy; we intend to pursue transactions that generate favorable cash yield so that we can pay dividends to our shareholders, but structure them so that a portion of our returns arises from modest long-term equity appreciation. We believe this strategy will allow us to take the greatest advantage of our network and avail ourselves of otherwise neglected opportunities.

•	Experienced Management Team with Significant Equity

Our senior management team has extensive experience in the structuring and management of portfolios of lower middle-market investments across the capital structure, as well as broad, relevant investment-banking experience in capital markets, mergers, acquisitions, and restructurings. Based on an assumed initial public offering price of $15.00 per share, after the completion of the organizational transactions (which are described below under “Summary of the Transactions”) and this offering, management will have aggregate beneficial ownership in the Company of approximately 5.6%, which we believe aligns management’s interests with those of our shareholders. Christopher Allick and Todd Blankfort, our Chairman/Chief Executive Officer and President, respectively, have also jointly committed the greater of $1.0 million or 1.5% of the total limited partners’ commitments to Fund II and 2.0% of the total limited partners’ commitments to Fund III. Their interests in the Existing Funds are currently valued at approximately $2.2 million (as of March 31, 2017, the last date for which this figure is available), including their original cash contributions and their deferred incentive fees.

•	Our Transaction-Referral Network

We believe one of our greatest strengths is the network of over 7,000 transaction-referral sources that Hunting Dog Capital LLC has cultivated over the course of the last ten years. These sources consist of many regional and boutique investment banks in the United States, hundreds of self-employed investment bankers/advisors, as well as attorneys, accountants, auditors, business brokers, and other contract financial professionals. Additionally, our network includes numerous partners at both sponsored and sponsorless lower middle-market private equity funds. We believe transaction volume is predicated in part on market dynamics, but we attempt to cultivate our network constantly, making it aware of our transaction parameters and ensuring we respond to all outreaches. We carefully monitor the flow of transaction opportunities we receive, and have seen significant long-term growth in them. In 2013, our network referred 133 transaction opportunities with a gross value of approximately $1.4 billion to Hunting Dog Capital LLC. By comparison, our network referred 170 transaction opportunities ($1.9 billion of gross value) in 2014, 218 transaction opportunities ($2.6 billion of gross value) in 2015, and 265 transaction opportunities ($3.9 billion of gross value) in 2016. Excluding the time we spend, the costs associated with maintaining and operating this network are de minimis (approximately $500 annually) and relate primarily to email marketing services. We believe our efforts with members of our network will result in continued growth in transaction-opportunity volume, and will enable us rapidly to avail ourselves of opportunities appropriate for the Company’s investment strategy.

•	Structured, Diversified Anticipated Portfolio of Assets

We believe that both transaction structure and portfolio diversification are critical elements to generating favorable risk-adjusted returns in lower middle-market companies. Our transaction-referral network facilitates a robust and growing set of opportunities, enabling us to be highly selective in those we pursue. Further, we believe the most appropriate investment strategy for exposure to lower middle-market companies is one predicated on structured finance, involving the advancement of capital backed by tangible collateral, including real estate, inventory, trade receivables, machinery, and equipment, among other assets that can be liquidated in the event of ongoing unremedied negative events. We typically require transaction expense deposits from potential clients, further mitigating risk of loss to our investors. Additionally, we will seek long-term equity appreciation through modest equity exposure that does not subject us to the risk of material capital loss. We intend to pursue these opportunities and conduct our operations such that we and our subsidiaries will qualify for exemptions from regulation under the Investment Company Act.

•	Increasing Sophistication of Lower Middle-Market Companies Resulting from Rapidly Evolving Technology

Based on our experience, as well as on the opportunities we obtain through our transaction-referral network, we believe that lower middle-market companies are increasingly technologically and organizationally sophisticated. Widespread availability and decreasing costs of computing, data analysis, communications, and enterprise resource-planning systems have enabled lower middle-market companies to operate on a par with larger peers, for which this infrastructure is more expensive and cumbersome to deploy, especially against the backdrop of legacy systems. Given our requirements for frequent data and regular monitoring of our investments, these advances have materially reduced the costs and burden on the management teams of our investments. We believe our monitoring requirements also mitigate the risks associated with investing in this asset class to a degree not previously possible.

Risk Factors Summary

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or that may adversely affect our business, financial condition, results of operations, cash flow, and prospects. You should carefully consider the risks discussed in the section entitled “Risk Factors,” including the following risks, before investing in our common stock:

•	Our lack of operating history limits your ability to evaluate our business and prospects and may increase your investment risk.
•	We have identified a material weakness in our internal control over financial reporting, and our business and stock price may be adversely affected if we have not adequately addressed the weakness or if we have other material weakness or significant deficiencies in our internal control over financial reporting.
•	We may be adversely affected by deteriorating economic or business conditions.
•	Our income associated with Existing Funds may be reduced or eliminated earlier than anticipated due to the loss of certain key persons under the Existing Funds or repayments of principal without the opportunity to redeploy such capital.
•	There are significant potential conflicts of interest which could adversely impact the returns to our investors.
•	In the future, we may borrow money, which may amplify our potential for loss.
•	We may not recover the capital that we advance in our transactions.

•	Our clients are lower middle-market companies, which present greater risks than those associated with larger companies.
•	We may be unable to recognize or act upon an operational or financial problem with a client in a timely fashion, so as to prevent a loss of our capital advanced to that client.
•	The non-amortizing loans which we may make, i.e., that do not require periodic repayment of principal, involve a greater degree of risk than other types of financings.
•	We may make errors in evaluating accurate information reported by our clients and, as a result, we may suffer losses on loans or advances that we would not have made if we had properly evaluated the information.
•	A concentration of loans or other assets with a limited number of clients within a particular industry, such as the retail or manufacturing industry, or within a geographic region, could impair our revenues if the industry or region were to experience economic difficulties.
•	The collateral securing a loan or a particular asset, such as a mortgage or lease, may not be sufficient to protect us from a partial or complete loss if the loan or asset becomes non-performing and we are required to foreclose.
•	There will be uncertainty as to the value of our financial assets.
•	Our ability to grow depends in part on our ability to obtain additional capital.
•	Maintaining our exclusion from the definition of an investment company under the Investment Company Act will place material restrictions on our business. If we fail to comply with those restrictions, however, we could become subject to more stringent restrictions on the operation of our business under the Investment Company Act.
•	Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.
•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

Investment Company Act Considerations

We anticipate conducting our operations so that we and our subsidiaries may avail ourselves of exemptions under the Investment Company Act, and/or will not otherwise be subject to regulation as an investment company under the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and that are not relying on exemptions from the definition of investment company set forth in Section 3(c)(1) or 3(c)(7) of the Investment Company Act.

We intend to conduct our business primarily through our wholly owned subsidiaries, which will be formed to carry out specific activities. We intend to manage our business so as to minimize any investment securities we may hold and in all cases, attempt to ensure that they do not exceed 40% our total assets. Further, we will not hold ourselves out as being engaged primarily, or actually engage, in the business of investing in securities. Consequently, we expect that we will not be subject to registration or regulation as an investment company of any kind under the Investment Company Act. The securities issued to us by our wholly owned subsidiaries, other than our wholly owned subsidiary that will rely on the exemption set forth in Section 3(c)(7) of the Investment Company Act, will not be investment securities for the purpose of this 40% test.

One or more of our subsidiaries will seek to qualify for an exemption from regulation as an investment company under the Investment Company Act pursuant to: (a) Section 3(c)(5)(A), which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance and services”; (b) Section 3(c)(5)(B), which is available for entities “primarily engaged in the business of making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance and services”; or (c) Section 3(c)(5)(C), which is available for entities “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Each of these exemptions generally requires that at least 55% of such subsidiary’s assets consist of eligible loans, receivables or assets and, in the case of Section 3(c)(5)(C), an additional 25% of its assets consist of real estate related assets. To qualify for any of the foregoing exemptions, the subsidiary would be required to comply with interpretations issued by the staff of the Securities and Exchange Commission (the “SEC”) that govern the respective activities.

We will monitor our assets and those of our subsidiaries to ensure continuing and ongoing compliance with these and/or other applicable tests, and we will be responsible for making the determinations and calculations required to confirm our compliance with the tests. If the SEC does not agree with our determinations, we may be required to adjust our activities and/or those of our subsidiaries.

Qualification for these or other exemptions could affect our ability to originate, participate in, or hold certain investments, or, in order to remain qualified for such exemptions, we could be required to dispose of investments that we might prefer to retain. Changes in current policies by the SEC and its staff could also require that we alter our business activities for this purpose. For a discussion of certain risks associated with the Investment Company Act, please see “Risk Factors.” If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely effected.

Summary of the Transactions

In connection with the completion of this offering, we will consummate the following organizational transactions (collectively, the “Transactions”):

•	We will acquire 100% of the membership interests in Hunting Dog Capital LLC at their fair market value for approximately $2.0 million in shares of Hunting Dog Capital Corp., based on an assumed initial public offering price of $15.00 per share. There is no readily available market value for the Hunting Dog Capital LLC membership interests and the book value of these membership interests as of March 31, 2017 was approximately ($0.2) million. The value of the membership interests in Hunting Dog Capital LLC has been determined using a combination of valuation methodologies, including the estimated present value of net distributable income related to the management fees to which Hunting Dog Capital LLC is or may be entitled to receive in the future, comparable public market transactions, and estimated future dividends and growth therein. The value of the Hunting Dog Capital LLC membership interests has been determined by Hunting Dog Capital Corp.’s management, who are also members of Hunting Dog Capital LLC, with the input of representatives of the underwriters. As a result of this transaction, Christopher Allick, Todd Blankfort, and Paul Clausing, members of Hunting Dog Capital LLC and our Chairman/Chief Executive Officer, President, and Chief Financial Officer, respectively, will receive $1.1 million, $0.5 million and $0.2 million, respectively, in shares of Hunting Dog Capital Corp. in exchange for their membership interest in Hunting Dog Capital LLC;
•	Hunting Dog Capital LLC will become our wholly owned subsidiary, but will continue to manage the Existing Funds and any future funds;
•	We will form the following subsidiaries under Delaware law (the “Finance Subsidiaries”). The Finance Subsidiaries will seek to engage in financing transactions with lower middle-market companies, which the Company defines as businesses with annual revenues between $5 and

$50 million. These transactions may, to a lesser extent, include the Finance Subsidiaries acquiring warrants or instruments with other equity-like characteristics, giving them the potential to realize enhanced returns on a portion of their portfolio. Transactions will typically not exceed $20 million in size and will be funded by debt or equity capital contributed by the Company. In addition, the Finance Subsidiaries may seek to obtain debt financing in the future. The business of each of the Finance Subsidiaries is described below:
º	HDC Factor Co.’s business operations will consist of entering into factoring transactions, primarily on a recourse basis, pursuant to which it will purchase the accounts receivable of a business and advance the business a percentage of the invoice total. Recourse factoring is when a business sells its accounts receivables to a factor, with the promise that the business will buy back any uncollected invoices. In non-recourse factoring, the business has no liability with respect to any uncollected invoices. HDC Factor Co. will operate under the exemption from the definition of an investment company provided by Section 3(c)(5)(A) of the Investment Company Act;
º	HDC Manufacturer Co. business operations will involve providing loans to finance the operations of manufacturers of products, or wholesalers and retailers of products and services, provided the proceeds of each loan will be used to pay for specific products or services. This business will include purchase order financing, where HDC Manufacturer Co. will lend the supplier of goods, whether a manufacturer, wholesaler or retailer, the capital needed in order to fulfill a customer order. HDC Manufacturer Co. will operate under the exemption from the definition of an investment company provided by Section 3(c)(5)(B) of the Investment Company Act;
º	HDC Equipment Finance Co.’s business will involve (i) the purchase of leases representing part or all of the sales price of equipment, (ii) leases made by HDC Equipment Finance Co. directly to finance the purchase of specified equipment, and (iii) sale-leaseback transactions in which HDC Equipment Finance Co. purchases equipment from an operating company and then leases the equipment back to that company (such leases and transactions are collectively referred to herein as the “Equipment Financed Assets”). HDC Equipment Finance Co. will operate under the exemptions provided by Sections 3(c)(5)(A) and 3(c)(5)(B) of the Investment Company Act with respect to (i) above, and to (ii) and (iii) above, respectively;
º	HDC Mortgage Co. will invest its funds largely in first mortgage loans secured by office buildings, shopping centers, hotels, multi-family residential properties and mixed-use and industrial/warehouse developments, and, to a limited extent, in equity ownership of such real estate and other real-estate related investments. HDC Mortgage Co. will operate under the exemption provided by Section 3(c)(5)(C) of the Investment Company Act.;
º	HDC Special Opportunities Co. will make loans to borrowers that are unable to structure financing solutions to fit within the business operations of any of the aforementioned subsidiaries. These loans will primarily be senior secured term-loans, but may also include subordinated notes, mezzanine debt or debt with an equity component. HDC Special Opportunities Co. will operate under the exemption provided by Section 3(c)(7) of the Investment Company Act. It is intended that the value of HDC Special Opportunities Co.’s securities owned by Hunting Dog Capital Corp. will not exceed 40% of Hunting Dog Capital Corp.’s total assets (exclusive of U.S. Government securities and cash items).

Organizational Structure Following this Offering

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering.

Our Corporate Information

Hunting Dog Capital Corp., the issuer of the common stock in this offering, was incorporated as a Delaware corporation on August 28, 2015. Our corporate headquarters are located at One Maritime Plaza, Suite 825, San Francisco, CA 94111. Our telephone number is (415) 942-5316. Our principal website address is www.hdcap.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of it.

Implications of Being an “Emerging Growth Company” and “Smaller Reporting Company”

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These reduced requirements include:

•	We are required to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;
•	We are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•	We are not required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	We are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” and
•	We are not required to disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the first sale of our common equity securities in an offering registered under the Securities Act of 1933 (the “Securities Act”), or such earlier time as we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. In that regard, we have elected to adopt the reduced disclosure with respect to financial statements and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. As a result of this election, the information that we provide stockholders may be different from that you might get from other public companies in which you hold equity.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards when they are adopted.

In addition, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company” when we cease being an “emerging growth company,” the disclosures we will be required to provide in our SEC filings will increase, but will remain less than they would be if we were not considered a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” (a) are able to provide simplified executive compensation disclosures in their filings; (b) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and (c) have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s operations results and financial prospects.

The Offering

Common stock to be offered
2,000,000 shares of common stock(1)
Shares to be outstanding after this offering
2,138,334(2)
Use of proceeds
Our net proceeds from this offering will be approximately $27.2 million, after deducting underwriting discounts and commissions and the estimated expenses of this offering. We will use these net proceeds to fund investments in our subsidiaries for further deployment to our clients, including to fund our initial portfolio described in “Initial Portfolio” below, and for other general corporate purposes.
Proposed NYSE MKT symbol
HDCC
Dividend policy
Our Board of Directors intends to maintain a variable dividend policy, with the objective of optimizing quarterly dividends and long-term equity growth.

(1)	Excludes 300,000 shares of our common stock issuable pursuant to the over-allotment option granted by us to the underwriter.
(2)	Excludes 9,994,999 shares of our common stock reserved for issuance under our 2016 Incentive Award Plan (as described in “Executive Compensation — Long-Term Incentive Awards and 2016 Incentive Award Plan”); includes 5,001 shares of our common stock issuable on the date of this prospectus to our directors, as described in “Executive Compensation — Director Compensation.”

Unless otherwise indicated, all information in this prospectus gives effect to our acquisition of Hunting Dog Capital LLC immediately before the closing of this offering. The acquisition will result in our being taxed as a corporation under the Internal Revenue Code. In the acquisition, existing members of Hunting Dog Capital LLC will receive shares of Hunting Dog Capital Corp. common stock in exchange for their units of membership interest in Hunting Dog Capital LLC.

RISK FACTORS

You should carefully consider the risks described below, together with all other information included in this prospectus, before making an investment decision. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. Our business, financial condition, and results of operations could be materially and adversely affected by any of these risks or uncertainties.

Risks Related to Our Operations and Financial Results

Our lack of operating history limits your ability to evaluate our business and prospects and may increase your investment risk.

Hunting Dog Capital LLC commenced operations in 2006, but Hunting Dog Capital Corp. is a newly formed entity whose anticipated operations differ from the historical operations of Hunting Dog Capital LLC. Upon completion of the Transactions, Hunting Dog Capital Corp. will be entitled to the entirety of the management fees, but not any incentive fees, associated with the Existing Funds. It is anticipated that Hunting Dog Capital Corp. will also generate income from future financings, thus the historical results of Hunting Dog Capital LLC will not materially reflect our future results.

Further, the results of the Existing Funds are not necessarily indicative of the results that we may achieve through our differentiated business strategy. We anticipate pursuing transactions with companies similar to those the Existing Funds have invested in, but structured in a manner that fits our investment strategy. Because we expect to employ different strategies and techniques from those of the Existing Funds, in particular with respect to the structure of our transactions, our results may differ from and be independent of the results obtained by the Existing Funds. However, only the operating history of Hunting Dog LLC is available for purposes of your evaluation of our business and prospects of Hunting Dog Capital Corp. In that regard, we may not be able to:

•	Successfully implement the strategy of Hunting Dog Capital Corp., which is different from that of Hunting Dog Capital LLC;
•	Successfully compete with competitors for the new financing opportunities we will seek;
•	Find financing opportunities that meet our parameters;
•	Grow and manage our growth;
•	Predict the level of defaults or impairments to our loans or other financings we may experience over longer periods of time;
•	Raise additional capital that may be required to fund our ongoing operations; or
•	Respond to changes in the marketplace.

Our operating results may fluctuate, and therefore you should not rely on our results in any current or prior reporting period to be indicative of our performance in future reporting periods. Many different factors could cause our operating results to vary from quarter to quarter, including those factors discussed in this “Risk Factors” section.

Management fees received from the Existing Funds will comprise a significant portion of our revenues and a reduction in such fees, including from the termination of Hunting Dog Capital LLC’s role as manager to the Existing Funds, could have an adverse effect on our revenues and results of operations.

With respect to each of the Existing Funds, Hunting Dog Capital LLC is entitled to a management fee described in this prospectus under the heading “Business — Hunting Dog Capital LLC.” As of March 31, 2017, fee-producing assets under management total approximately $82.1 million. If the limited partners of the Existing Funds, or any future managed fund, default on their capital commitments to the fund or the value of investments held by such funds were to decline significantly for any reason, including without limitation, due to short-term changes in market value, mark-to-market accounting requirements or the poor performance of their investments, the amount of the management fees we receive from the Existing Funds, or any future managed funds, would also decline significantly, which could have an adverse effect on our revenues and results of operations.

Fees paid to us, through Hunting Dog Capital LLC, by the Existing Funds and any future managed funds could vary quarter to quarter due to a number of factors, including the limited partners of such funds defaulting on their capital commitments to the funds, such fund’s ability or inability to make investments in companies that meet its investment criteria, the level of its expenses, variations in and the timing of the recognition of realized and unrealized gains or losses of investments held by such funds, the degree to which it encounters competition in its market and its ability to fund investments and general economic conditions. Variability in revenues received from the Existing Funds or any future managed funds would have an adverse effect on our revenues, results of operations and could cause volatility or a decline in the market price of our common stock.

We have identified a material weakness in our internal control over financial reporting, and our business and stock price may be adversely affected if we have not adequately addressed the weakness or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. As a result of our evaluation of our internal controls over financial reporting for the year ended December 31, 2016, management identified a material weakness related to the appropriate cut-off of accounting for certain transactions, including the proper accrual of revenue and expenses. Other indicators of this material weakness included a lack of formal controls relating to cash and payroll transactions. The existence of this or one or more other material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

Management has and will continue to enhance the risk assessment process and design of internal control over financial reporting. This includes plans to hire an identified, full-time controller with the requisite experience upon the closing of this offering, the enhancement of existing financial reporting controls, the implementation of incremental financial reporting controls, and the implementation of incremental information technology applications. We are in the process of developing our remediation plan and expect to begin testing these enhanced controls and procedures in the third quarter of 2017. We anticipate that the remediation plan will be implemented by the fourth quarter of 2017. The material weakness will not be considered remediated until the process-level controls and information technology controls effectively operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively.

We may be adversely affected by deteriorating economic or business conditions.

Our business, financial condition and results of operations may be adversely affected by various economic factors, including the level of economic activity in the markets in which we operate. Delinquencies, foreclosures, and credit losses generally increase during economic slowdowns or recessions. Because our clients will primarily be lower middle-market businesses, they may be particularly susceptible to economic slowdowns or recessions and may be unable to fulfill their contractual obligations to us pursuant to our financing agreements during these periods. Therefore, to the extent that economic activity or conditions deteriorate, the value of our assets is likely to decrease. Adverse economic conditions also may decrease the value of the collateral securing some of our loans and other financings, as well as the value of any equity in our clients we may hold. Further economic slowdowns or recessions could lead to financial losses and a decrease in our revenues, net income, and assets.

Unfavorable economic conditions may also make it more difficult for us to maintain both our volume of new business origination and the quality of new business at levels previously attained by Hunting Dog Capital

LLC. Unfavorable economic conditions also could increase our cost of capital and limit our access to the capital markets. These events could significantly harm our business operations and financial results.

Our income associated with Existing Funds may be reduced or eliminated earlier than anticipated due to the loss of certain key persons under the Existing Funds or repayments of principal without the opportunity to redeploy such capital.

Messrs. Allick and Blankfort are each a “key person” pursuant to the limited partnership agreements for the Existing Funds. If either were unable to continue in this capacity, it could constitute a “key person event” which could ultimately lead to reduced or suspended management fees. Additionally, if the Existing Funds experience repayments of principal earlier than anticipated and we are required to remit that principal to the limited partners of the Existing Funds or the Existing Funds incur losses, management fees associated with the Existing Funds could be reduced earlier than we currently anticipate. This could significantly harm our operating results.

There are significant potential conflicts of interest which could adversely impact the returns to our investors.

As part of this offering, we will acquire Hunting Dog Capital LLC, an investment manager of lower middle-market private debt funds that invest in assets similar to those that we will target. Hunting Dog Capital LLC will continue to manage the Existing Funds and may manage similar funds in the future. We will be entitled to receive the management fees associated with Hunting Dog Capital LLC’s management of the Existing Funds and any future managed funds. We will not, however, be entitled to receive any incentive fees associated with operating performance of the Existing Funds and we may not be entitled to receive any incentive fees associated with any similar managed funds in the future. Instead, certain of our directors and executive officers will continue to be entitled to receive the incentive fees associated with the Existing Funds and may be entitled to receive incentive fees associated with any future managed funds.

There may be certain investment opportunities that satisfy the investment criteria for the Existing Funds, any future funds managed by us and us. Although we will endeavor to allocate investment opportunities in a fair and equitable manner, including in accordance with our different investment strategy, we may face conflicts in allocating investment opportunities between us and the Existing Funds or any future managed funds. Because certain of our directors and executive officers may receive incentive fees as a result of their general partnership interests in the Existing Funds or any future managed funds, this may provide an incentive to allocate opportunities to such funds instead of to us. We intend to implement an allocation policy to ensure the equitable distribution of investment opportunities and, as a result, may be unable to participate in certain investments based upon such allocation policy. Please refer to “Business — Transaction Opportunity Allocation”.

In the future, we may borrow money, which may amplify our potential for loss.

As part of our business strategy, we may borrow money from various lenders or investors. These lenders or investors would have fixed-dollar claims on our assets superior to the claims of our common stockholders. If the value of our assets decreases, such leverage would cause the value of our common stock to decline more sharply than it otherwise would if we did not employ leverage. Similarly, any decrease in our income would cause net income to decline more sharply than it would had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments, to the extent we make any at all. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures.

Any future lenders would likely be secured by a first-priority security interest in our assets. In the case of a liquidation event, those lenders would receive proceeds before our stockholders.

Conversely, we may be unable to obtain leverage we might desire, which could, in turn, adversely affect your return on investment.

We are in a competitive business and some of our competitors have greater resources than we do.

The finance industry is highly competitive, and our competitors also offer financing similar to ours to the lower middle-market companies that are our target clients.

Our competitors include, among others:

•	Specialty and commercial finance companies;
•	Business development companies;
•	National and regional commercial and investment banks;
•	Private investment funds;
•	Private mezzanine funds;
•	Factoring companies;
•	Insurance companies; and
•	Other equity and non-equity based investment funds.

Some of our competitors have greater financial, technical, marketing, and other resources than we do. We would expect to face increased competition if competitors seek to expand within or enter our target markets. As a result, we may not be able to attract and retain new clients and grow our business, and our market share and future revenues may decline.

Risks Related to Our Business

We may not recover the capital that we advance in our transactions.

Although we have not suffered any material credit losses historically, we may experience losses in the future. A credit loss occurs when we determine that all or part of the principal of a particular financing has become unrecoverable and will not be repaid. If we were to experience material losses on the assets held by our subsidiaries, those losses may result in a material adverse effect on our ability to fund our business, as well as to generate revenue, net income, and growth in assets.

While we have not suffered any material credit losses historically, we have experienced missed payments, late payments, failures by clients to comply with operational and financial covenants in their loan agreements, client performance materially below that which we expected when we originated the loan, and the need to pursue principal recovery through receiverships and bankruptcy. In circumstances where we experience difficulty recovering capital, although we may recover all or nearly all of our capital, the cost of doing so may materially harm our operating results.

Our clients are lower middle-market companies, which present greater risks than those associated with larger companies.

The portfolio companies within the Existing Funds, as well as the target market for Hunting Dog Capital Corp. consist exclusively of lower middle-market businesses with annual revenues ranging from approximately $5 million to $50 million. Compared to larger, publicly owned firms, or firms funded by large private equity sponsors, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position, and may need more capital to expand or compete. These financial challenges may make it difficult for our clients to make scheduled payments related to our financing transactions, whether mortgage payments, lease payments, or other types of payments. Accordingly, advances made to these types of clients entail higher risks than advances to companies that are able to access traditional credit sources and capital markets.

A number of factors may influence a client’s ability to make scheduled payments on a financing transaction, including the failure to meet its projections or a downturn in its industry. In part because of their smaller size, our clients may:

•	Experience significant variations in operating results;
•	Have narrower product lines and market shares than their larger competitors;
•	Be particularly vulnerable to changes in customer preferences and market conditions;

•	Be more dependent than larger companies on one or more major customers, the loss of which could materially impair their business, financial condition, and prospects;
•	Face intense competition, including from companies with greater financial, technical, managerial, and marketing resources;
•	Depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability, or resignation of whom could materially harm the client’s financial condition or prospects;
•	Have less skilled or experienced management personnel than larger companies; or
•	Do business in regulated industries, such as the healthcare industry, and could be affected by policy or regulatory changes.

Accordingly, any of these factors could impair a client’s cash flow or result in other events, such as bankruptcy, which could limit our ability to recover our capital from that client, and may lead to impairing our assets and decreasing our revenues, net income, and assets.

A client’s fraud could cause us to suffer losses.

A client could defraud us by, among other things:

•	Directing the proceeds of collections of its accounts receivable to bank accounts other than our established lockboxes or controlled accounts;
•	Failing to record accounts-receivable aging accurately;
•	Overstating or falsifying records showing accounts receivable; or
•	Providing inaccurate reporting of other financial information.

The failure of a client accurately to report its financial position, compliance with loan covenants, or eligibility for additional financing could result in the loss of some of our principal, including amounts we may not have advanced had we possessed complete and accurate information.

We may be unable to recognize or act upon an operational or financial problem with a client in a timely fashion, so as to prevent a loss of our capital advanced to that client.

Our clients may experience operational or financial problems that, if not timely addressed by us, could result in a substantial impairment or loss of our principal advanced to the client. We may fail to identify problems because our client did not report them in a timely manner or, even if the client did report the problem, we may fail to address it quickly enough or at all. As a result, we could suffer losses which could have a material adverse effect on our assets, revenues, net income, and results of operations.

We may not have all of the material information relating to a potential client to enable us to make sound financing decisions with respect to these clients, and we may make errors in evaluating accurate information reported by our clients.

There is generally no publicly available information about the predominantly privately owned companies that are our clients. Therefore, we must rely on information provided by our clients and the due diligence efforts of our employees and consultants when making our financing decisions. To some extent, our employees depend and rely upon the management of these companies to provide full and accurate disclosure of material information concerning their business and financial condition. If we do not have access to all the material information about a particular client’s business, financial condition, and prospects, or if a client’s accounting records are poorly maintained or organized, we may not make a fully informed financing decision which may lead ultimately to a failure or inability to recover our funds in their entirety.

We underwrite our loans and will evaluate all future financings based on detailed financial information and projections provided to us by our clients. Even if clients provide us with full and accurate disclosure of all material information concerning their business, we may misinterpret or incorrectly analyze this information. Mistakes by our staff may cause us to engage in transactions that we otherwise would not have, to fund advances that we otherwise would not have funded, or result in losses on one or more of our loans in the Existing Funds. These errors may lead to losses on loans or advances that we would not have made if we had properly evaluated the information.

The non-amortizing loans that we may make, (i.e., loans that do not require periodic repayment of principal), involve a greater degree of risk than other types of financings.

Historically, nearly all of the loans within the Existing Funds have been non-amortizing. A non-amortizing loan is a loan that requires only interest payments be paid during the term of the loan with the entire principal amount due at maturity. On the maturity date, the entire unpaid balance of the loan is due. We anticipate that a significant portion of the financing transactions in which Hunting Dog Capital Corp. will engage will similarly require no periodic return of principal.

Non-amortizing loans and similar transactions involve a greater degree of risk than other types of loans and transactions because they require the borrower to make a large final payment upon the maturity of the loan or transaction. The ability of a client to make this final payment typically depends upon its ability either to generate sufficient cash flow, to obtain new financing, or to sell any collateral securing the loan or transaction, if any. The ability of the client to accomplish any of these goals will be affected by many factors, including the availability of financing at rates acceptable to the client, the financial condition of the client, the marketability of any related collateral, the operating history of the related business, tax laws, and the prevailing general economic conditions. Consequently, the client may not have the ability to repay our principal at maturity and we could lose all or most of the principal associated with the transaction.

There is no active trading market for the loans or assets we anticipate creating or acquiring with the net proceeds of this offering. Consequently, we may not be able to convert any of these loans or assets to cash at a favorable price, or at all.

We may seek to dispose of one or more of our loans or other assets to obtain liquidity or to reduce potential losses with respect to non-performing assets. There is no established trading market for our loans or the other assets we anticipate creating or acquiring with the net proceeds of this offering. Consequently, if we seek to sell a loan or other asset, or otherwise convert a loan or other asset to cash, there is no guarantee that we will be able to do so at a favorable price, or at all.

A concentration of loans or other assets with a limited number of clients within a particular industry, such as the retail or manufacturing industry, or within a geographic region, could impair our revenues if the industry or region were to experience economic difficulties.

Our clients’ failing to comply with their contractual obligations to us may be correlated with economic conditions affecting particular industries or geographic regions. As a result, if any particular industry or geographic region were to experience economic difficulties, the overall timing and amount of principal, interest, lease, mortgage, or other payments to us by our clients operating in those industries or geographic regions may differ from what we expected, and result in material harm to our revenues, net income, and assets.

The collateral securing a loan or a particular asset, such as a mortgage or lease, may not be sufficient to protect us from a partial or complete loss if the loan or asset becomes non-performing and we are required to foreclose.

While all of the loans in the Existing Funds are secured by a blanket lien on nearly all of our clients’ assets, there is no assurance that the collateral securing any particular loan will protect us from suffering a partial or complete loss if the loan becomes non-performing and we move to foreclose on the collateral. The collateral securing the loans in the Existing Funds is subject to inherent risks that may limit our ability to recover the principal of a non-performing loan. Shareholders in Hunting Dog Capital Corp. will not suffer any capital loss if loans within the Existing Funds were to be impaired or written off, but may suffer reduced or foregone management fee income.

We anticipate engaging in financings with tangible assets as underlying collateral, such as mortgage financings or financings based on specified receivables. That collateral is subject to inherent risks that may limit our ability to recover our principal. Listed below are some of the risks that may affect the value of different types of collateral.

Inventory.  Inventory may not be adequate to secure our loans or other financings fully, if, among other things, any of the following occur:

•	Our valuation of the inventory at the inception of the transaction was not accurate;
•	The demand for the inventory declines or the inventory becomes obsolete;
•	The value of the inventory, for example, inventory in the retail industry, decreases because of seasonal fluctuation;
•	The inventory is made up of several component parts and the value of those parts falls below expected levels; or
•	The client misrepresents, or does not keep adequate records of, important information concerning the inventory, such as the quantity or quality of the inventory on hand.

Accounts Receivable.  Factors that could reduce the value of accounts receivable securing our loans or other financings include, among other things:

•	Problems with the clients’ underlying product or services that result in greater than anticipated returns or disputed accounts;
•	Unrecorded liabilities, such as rebates, warranties, or offsets;
•	The disruption or bankruptcy of key customers responsible for material amounts of the accounts receivable; or
•	The client misrepresents or does not keep adequate records of important information concerning the amounts or aging of its accounts receivable.

Equipment.  The equipment of a client securing a loan or related to another financing, such as a lease where we own the equipment and lease it to a client, could lose value as a result of, among other things:

•	Changes in market or industry conditions;
•	The failure of the client to maintain or repair the equipment; or
•	Changes in technology or advances in new equipment that render the equipment obsolete or of limited value.

Real Estate.  The real estate of a client securing a loan or related to another financing could lose value as a result of, among other things:

•	Changes in general or local market conditions;
•	Changes in the occupancy or rental rates of the property or, for a property that requires leasing, a failure to lease the property in accordance with the projected leasing schedule;
•	Limited availability of mortgage funds or fluctuations in interest rates, which may render the sale and refinancing of a property difficult;
•	Development projects that experience cost overruns or otherwise fail to perform as projected;
•	Unanticipated increases in real estate taxes and other operating expenses;
•	Challenges to the client’s claim of title to the real property;
•	Environmental considerations;
•	Zoning laws;

•	Other governmental rules and policies; or
•	Uninsured losses, including possible acts of terrorism or a decline in the operational performance at a facility on the real property, such as a nursing home, hospital, or other facility.

Any one or more of the preceding factors could materially impair our ability to recover principal in a foreclosure on the related loan or other financing. To the extent we are unable to underwrite and manage our loans or other financings successfully, or the credit quality of our clients or the value of any underlying collateral declines, our financial results may suffer materially.

Our business model depends to a significant extent upon strong referral relationships and our inability to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

We expect that members of our management team will maintain their relationships with regional and boutique banks and self-employed investment bankers/advisers, as well as attorneys, accountants, auditors, business brokers, and other contract financial professionals, and we will rely to a significant extent upon these relationships to provide us with potential investment opportunities. Historically, approximately 75% of the investments made by Hunting Dog Capital LLC through its managed funds were derived from the referral network. If our management team fails to maintain its existing relationships or develop new relationships with other sponsors or sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom members of our management team have relationships are not obligated to provide us with investment opportunities, and, therefore, there is no assurance that such relationships will generate investment opportunities for us.

There will be uncertainty as to the value of our financial assets.

A large percentage of our investments will be in the form of financial assets that are not publicly traded, and their fair value may not be readily determinable. We will value these assets in accordance with our valuation policy, which is consistent with U.S. generally accepted accounting principles (“GAAP”), based on various factors, including (a) the nature and realizable value of any collateral; (b) the portfolio company’s ability to make payments and its earnings; (c) the markets in which the portfolio company does business; (d) comparisons to publicly traded companies; and (e) discounted cash flow. We may also use the services of third-party valuation firms to aid in determining the fair value of these assets.

Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time, and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our results of operations could be adversely affected if our determinations of the fair value of our investments were to be materially higher than the values that we ultimately realize upon the disposal of such assets.

To the extent payment-in-kind (“PIK”) interest constitutes a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.

Our loans may include contractual PIK interest. To the extent PIK interest constitutes a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including the following:

•	PIK loans may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of the collateral;
•	PIK interest typically has the effect of increasing the outstanding principal amount of a loan, resulting in a borrower owing more at the end of the term of the loan than what it owed when the loan was originated; and
•	PIK instruments may represent a higher credit risk than coupon loans.

Our ability to grow depends in part on our ability to obtain additional capital.

We anticipate that we will need to access the capital markets periodically to raise cash to fund new investments. If we do not have adequate capital available for investment, our performance could be adversely affected. We may use debt financing and issue additional securities to fund our growth. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets, or result in a decision by lenders not to extend credit to us. An inability to access the capital markets successfully could limit our ability to grow our business and fully execute our business strategy, and could decrease our earnings, if any.

Risks Related to the Investment Company Act and Being a Public Company

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

We do not intend to become registered as an “investment company” under the Investment Company Act because we believe the nature of our assets and the sources of our income exclude us from the definition of an investment company pursuant to Section (3)(a)(1)(C) under the Investment Company Act. Accordingly, we are not subject to the provisions of the Investment Company Act, such as conflict of interest rules, requirements for disinterested directors and other substantive provisions which were enacted to protect investors in “investment companies.”

Generally, a company is an “investment company” if it is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities or owns or proposes to own investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, unless an exception, exemption or safe harbor applies. We refer to this investment company definition test as the “40% Test.”

We monitor our compliance with the 40% Test and seek to conduct our business activities to comply with this test. It is not feasible for us to be regulated as an investment company because the restrictions imposed by the Investment Company Act rules are inconsistent with our strategy. In order to continue to comply with the 40% Test, we may need to take various actions which we might otherwise not pursue. The actions we may need to take to address these issues while maintaining compliance with the 40% Test (or another exception or exemption from regulation as an investment company), including restructuring or terminating the Company, could adversely affect our ability to create and realize stockholder value.

Because we will operate through our subsidiaries, our ability to comply with the 40% Test is dependent on the ability of certain of our subsidiaries to rely on an exclusion or exemption from investment company registration. In this regard, HDC Factor Co. will rely on the exclusion from investment company registration provided by Section 3(c)(5)(A) under the Investment Company Act. Section 3(c)(5)(A), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in “notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services” (or “3(c)(5)(A) Qualifying Assets”). Interpretations promulgated by the SEC staff in previously issued no-action letters have identified open accounts receivables, promissory notes relating to merchandise and royalty receivables as examples of 3(c)(5)(A) Qualifying Assets.

Another of our subsidiaries, HDC Manufacturer Co., will rely on the exclusion from investment company registration provided by Section 3(c)(5)(B) under the Investment Company Act. Section 3(c)(5)(B), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in “loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services” (or “3(c)(5)(B) Qualifying Assets”). HDC Manufacturer Co. intends to make qualifying loans in the form of inventory loans, secured by inventories of manufacturers, wholesalers, and retailers, which require the borrower to apply all of the loan proceeds for sales financing purposes, which will constitute 3(c)(5)(B) Qualifying Assets.

Our subsidiary HDC Equipment Finance Co., will rely on a combination of the exclusions from investment company registration provided by Sections 3(c)(5)(A) and (B) under the Investment Company Act, and will therefore invest at least 55% of its assets in either “notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services” or “loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services”. In this regard, HDC Equipment Finance Co.’s business will involve (i) the purchase of leases representing part or all of the sales price of equipment (within Section 3(c)(5)(A)), (ii) loans made by HDC Equipment Finance Co. directly to finance the purchase of specified equipment (within Section 3(c)(5)(B)), and (iii) sale-leaseback transactions in which HDC Equipment Finance Co. purchases equipment from an operating company and then leases the equipment back to that company, which we believe are within the scope of Section 3(c)(5)(B). However, no specific SEC guidance or interpretation has specifically addressed whether sale-leaseback transactions fall within the scope of Section 3(c)(5)(B).

In addition, our subsidiary, HDC Mortgage Co. will rely on the exclusion from investment company registration provided by Section 3(c)(5)(C) under the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception generally requires that at least 55% of HDC Mortgage Co.’s assets must be comprised of qualifying assets and at least 80% of their total assets must be comprised of qualifying assets and real estate related assets under the Investment Company Act. We will treat as qualifying assets for this purpose mortgage loans and other interests in real estate, in each case meeting certain other qualifications based upon SEC staff no-action letters. Although SEC staff no-action letters have not specifically addressed the categorization of these types of assets, we will also treat as qualifying assets for this purpose bridge loans wholly secured by first priority liens on real estate that provide interim financing to borrowers seeking short-term capital (with terms of generally up to three years), mortgage backed securities, or MBS, representing ownership of an entire pool of mortgage loans, and real estate owned properties. We expect HDC Mortgage Co. may invest an additional 25% of its assets in either qualifying assets or in other types of mortgages, interests in MBS or other securitizations, securities of REITs and other real estate-related assets. We expect HDC Mortgage Co. to rely on guidance published by the SEC, or its staff, or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate-related assets. However, neither the SEC nor its staff has published guidance with respect to the treatment of some of these assets under Section 3(c)(5)(C). To the extent that the SEC, or its staff, publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain an exclusion for these subsidiaries. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exclusion and whether mortgage REITs should be regulated in a manner similar to registered investment companies. There can be no assurance that the laws and regulations governing the Investment Company Act status of REITs, including the SEC, or its staff, providing more specific or different guidance regarding this exclusion, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the Investment Company Act, we could, among other things, be required either to (i) change the manner in which we conduct our operations to avoid being required to register as an investment company, (ii) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so, or (iii) register as an investment company, any of which would negatively affect the value of our shares of common stock, the sustainability of our business model, and our ability to make distributions which would have an adverse effect on our business and the value of our shares of common stock.

The rules and interpretations of the SEC and the courts, relating to the definition of “investment company” are highly complex in numerous respects. While we intend to conduct our operations so that we will not be deemed an investment company, we can give no assurances that we will not be deemed an “investment company” and be required to register under the Investment Company Act. If we were to be deemed an “investment company,” restrictions imposed by the Investment Company Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our business and the price of our shares. In addition, we could be subject to legal actions by regulatory authorities and others and could be forced to dissolve. The costs of defending any such actions could constitute a material part of our assets and dissolution could have material adverse effects on our company and the value of our common stock.

We will be an “emerging growth company” and a “smaller reporting company,” meaning that we will be exempt from certain financial disclosure and governance requirements applicable to other public companies. As a result, your decision to invest in us may be based on less information than any investment you make in other public companies.

We are an “emerging growth company” (an “EGC”) as defined in the JOBS Act. An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year. An EGC will retain such status until the earlier of: (a) the fifth anniversary of the date it first sold securities pursuant to an offering registered under the Securities Act; (b) the last day of the fiscal year in which it first exceeds $1 billion in annual gross revenues; (c) the time it becomes a large accelerated filer (an SEC- registered company with a public float of at least $700 million); or (d) the date on which the EGC has, within the previous three years, issued $1 billion of nonconvertible debt.

The JOBS Act affords an EGC an opportunity to get a temporary reprieve from certain SEC regulations by exempting an EGC from these regulations for up to five years. These eased requirements include an exemption from certain financial disclosure and governance requirements and relaxed restrictions on the sale of securities. The JOBS Act provides scaled disclosure provisions for EGCs, including, among other things, removing the requirement that EGCs comply with Section 404(b) of the Sarbanes-Oxley Act requiring auditor attestation of internal control over financial reporting.

In addition, we are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company” when we cease being an EGC, the disclosures we will be required to provide in our SEC filings will increase, but will remain less than they would be if we were not considered a “smaller reporting company.” Specifically, similar to EGCs, “smaller reporting companies”: (a) are able to provide simplified executive compensation disclosures in their filings; (b) are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and (c) have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Decreased disclosures in our SEC filings due to our status as an EGC or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

We will incur significant costs as a result of being a public company.

Public companies incur legal, accounting, and other expenses, including costs associated with the periodic reporting requirements applicable to a company with securities registered under the Exchange Act, as amended, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act. Accordingly, once our common stock becomes registered under the Exchange Act, we will incur significant additional costs. These requirements may place a strain on our systems and resources.

The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures, and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We will be implementing additional procedures, processes, policies, and practices for the purpose of complying with the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We also expect to incur significant additional annual expenses related to these steps, among others: (a) directors’ and officers’ liability insurance, (b) directors’ fees, (c) transfer agent fees, (d) salary expenses for additional accounting, legal, and administrative personnel, and (e) increased auditing and legal fees.

The systems and resources necessary to comply with public-company reporting requirements will increase further once we cease to be an EGC under the JOBS Act. As long as we remain an EGC, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including exemption from compliance with the auditor-attestation requirements of Section 404 of the Sarbanes-Oxley Act. We expect to remain an EGC for up to five years following this offering.

Risks Relating to Investing in the Offering

The value of Hunting Dog Capital LLC was not determined by an independent third-party valuation firm and may be higher than if it had been determined by such a firm.

We will acquire 100% of the membership interests in Hunting Dog Capital LLC for $2.0 million in shares of Hunting Dog Capital Corp. There is currently no readily available market value for the Hunting Dog Capital LLC interests and the book value of these interests as of March 31, 2017 was approximately ($0.2) million. The fair market value of the membership interests in Hunting Dog Capital LLC has been determined using a combination of valuation methodologies. The range of value of the consideration the members of Hunting Dog Capital LLC will receive in connection with such exchange has been determined by Hunting Dog Capital Corp.’s management, who are also members of Hunting Dog Capital LLC, with input from the representative of the underwriters.

However, we did not engage a third-party valuation firm to advise us in determining this valuation and, as a result, this valuation may be higher than if it had been determined by such a firm. As a result, the determination of the value of Hunting Dog Capital LLC may differ materially from the value that would have been used if a ready market for Hunting Dog Capital LLC’s interests existed or if the value was determined by an independent third-party valuation firm.

Our securities have no prior market and an active trading market may not develop, which may cause our common stock to trade at a discount from the initial public offering price.

Prior to this offering there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the underwriter and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or otherwise how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

Upon expiration of any applicable lock-up periods, shares issued by us in connection with our acquisition of Hunting Dog Capital LLC to certain of our officers and directors will generally be freely tradable in the public market, subject to the provisions and applicable holding periods set forth in Rule 144 under the Securities Act. We have granted recipients of shares of our common stock pursuant to the Transactions certain rights with respect to the registration of the offer and sale of those shares under the Securities Act. See “Description of our Capital Stock — Registration Rights.” We may incur additional costs associated with the registration of these shares. Sales of substantial amounts of our common stock, the availability of such common stock for sale or the registration of such common stock for sale could adversely affect the prevailing market prices for our common stock. If this occurs and continues, it could impair our ability to raise additional capital through the sale of securities should we desire to do so.

Since our common stock has not been publicly traded before this offering, the price of our common stock may be subject to wide fluctuations.

Before this offering, there was no market for our common stock. The initial public offering price of our common stock will be arbitrarily determined based on negotiations between us and the underwriter, and its market price after the offering will likely vary from the initial offering price. It is also likely to be subject to wide price fluctuations in response to a variety of factors and risks, many of which are beyond our control. See “Underwriting” below. Although we plan for our common stock to be listed on the NYSE MKT, an active trading market in it may not develop following this offering. You therefore may not be able to sell your shares quickly or at the current market price, and you may lose all or a part of your investment.

In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

•	Variations in our operating results;
•	The level and quality of securities analysts’ coverage for our common stock;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•	Announcements by third parties of significant claims or proceedings against us; and
•	Future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class-action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a likely diversion of our management’s attention.

If you purchase shares of our common stock sold in this offering, you will experience immediate dilution.

If you purchase shares of our common stock in this offering, you will experience immediate dilution of $2.26 per share because the price that you pay will be greater than the net tangible book value per share of the shares that you acquire. This dilution is due primarily to the fact that our original investors held founders’ shares for which they paid an immaterial amount of cash consideration. You will experience additional dilution upon the issuance of restricted stock to our employees under our incentive award plan.

You may not receive dividends, or our dividends may not grow over time.

We intend to pay dividends on a quarterly basis to our stockholders out of assets legally available for such purpose. We cannot assure you that we will achieve results that will allow us to pay a specified level of cash dividends or year-to-year increases in cash dividends. Our ability to pay dividends might be adversely affected by the impact of one or more of the risk factors described in this prospectus. We cannot assure you that we will pay dividends to our stockholders in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans, and objectives of management for future operations, including, among others, statements regarding the Transactions, are forward-looking statements. In certain cases, forward-looking statements may be identified by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other similar expressions.

Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, the following:

•	Our future operating results;
•	Our business prospects and the prospects of our prospective clients;
•	The impact of transactions we intend to undertake with the net proceeds of this offering;
•	Changes in political, economic, or industry conditions, or conditions affecting the financial and capital markets;
•	The impact of increased competition;
•	The impact of the general economy on the industries in which we invest;
•	The ability of our prospective clients to achieve their objectives;
•	The potential use of borrowed money to finance a portion of our operations;
•	Our ability to declare dividends;
•	The impact of future acquisitions and divestitures;
•	Our ability to conduct our operations so that we may avail ourselves of exemptions under the Investment Company Act; and
•	Our ability to attract and retain highly talented professionals.

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. Because forward-looking statements are inherently subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Except as required by applicable law, we do not plan to update or revise any forward-looking statements contained herein after its distribution, whether as a result of any new information, future events, or otherwise.

THE TRANSACTIONS

In connection with the completion of this offering we will consummate the following Transactions as follows:

•	We will acquire 100% of the membership interests in Hunting Dog Capital LLC at their fair market value for approximately $2.0 million in shares of Hunting Dog Capital Corp. based on an assumed initial public offering price of $15.00 per share. There is no readily available market value for the Hunting Dog Capital LLC membership interests and the book value of these membership interests as of March 31, 2017 was approximately ($0.2) million. The value of the membership interests in Hunting Dog Capital LLC has been determined using a combination of valuation methodologies, including the estimated present value of net distributable income related to the management fees to which Hunting Dog Capital LLC is or may be entitled to receive in the future, comparable public market transactions, and estimated future dividends and growth therein. The value of the Hunting Dog Capital LLC membership interests has been determined by Hunting Dog Capital Corp.’s management, who are also members of Hunting Dog Capital LLC, with the input of representatives of the underwriters. As a result of this transaction, Christopher Allick, Todd Blankfort, and Paul Clausing, members of Hunting Dog Capital LLC and our Chairman/Chief Executive Officer, President, and Chief Financial Officer, respectively, will receive $1.1 million, $0.5 million and $0.2 million, respectively, in shares of Hunting Dog Capital Corp. in exhange for their membership interest in Hunting Dog Capital LLC;
•	Hunting Dog Capital LLC will become our wholly owned subsidiary but will continue to manage the Existing Funds and any future funds;
•	We will form the Finance Subsidiaries, described below. The Finance Subsidiaries will seek to engage in financing transactions with lower middle-market companies, which the Company defines as businesses with annual revenues between $5 and $50 million. These transactions may, to a lesser extent, include the Finance Subsidiaries acquiring warrants or instruments with other equity-like characteristics, giving them the potential to realize enhanced returns on a portion of their portfolio. Transactions will typically not exceed $20 million in size and will be funded by debt or equity capital contributed by the Company. In addition, the Finance Subsidiaries may seek to obtain debt financing in the future. The business of each of the Finance Subsidiaries is described below:
º	HDC Factor Co.’s business operations will consist of entering into factoring transactions, primarily on a recourse basis, pursuant to which it will purchase the accounts receivable of a business and advance the business a percentage of the invoice total. Recourse factoring is when a business sells its accounts receivables to a factor, with the promise that the business will buy back any uncollected invoices. In non-recourse factoring, the business has no liability with respect to any uncollected invoices. HDC Factor Co. will operate under the exemptions provided by Sections 3(c)(5)(A) of the Investment Company Act;
º	HDC Manufacturer Co. business operations will involve providing loans to finance the operations of manufacturers of products, or wholesalers and retailers of products and services, provided the proceeds of each loan will be used to pay for specific products or services. This business will include purchase order financing, where HDC Manufacturer Co. will lend the supplier of goods, whether the manufacturer, wholesaler or retailer, the capital needed in order to fulfill a customer order. HDC Manufacturer Co. will operate under the exemptions provided by Sections 3(c)(5)(B) of the Investment Company Act;
º	HDC Equipment Finance Co.’s business will involve (i) the purchase of leases representing part or all of the sales price of equipment, (ii) leases made by HDC Equipment Finance Co. directly to finance the purchase of specified equipment, and (iii) sale-leaseback transactions in which HDC Equipment Finance Co. purchases equipment from an operating company and then leases the equipment back to that company (such leases and transactions are collectively referred to herein as the “Equipment Financed Assets”); HDC Equipment Finance Co. will operate under the exemptions provided by Sections 3(c)(5)(A) and 3(c)(5)(B) of the Investment Company Act with respect to (i) above, and to (ii) and (iii) above, respectively;

º	HDC Mortgage Co. will invest its funds largely in first mortgage loans secured by office buildings, shopping centers, hotels, multi-family residential properties and mixed-use and industrial/warehouse developments, and, to a limited extent, in equity ownership of such real estate and other real-estate related investments. HDC Mortgage Co. will operate under the exemption provided by Section 3(c)(5)(C) of the Investment Company Act;
º	HDC Special Opportunities Co. will make loans to borrowers that are unable to structure financing solutions to fit within the business operations of any of the aforementioned subsidiaries. These loans will primarily be senior secured term-loans, but may also include subordinated notes, mezzanine debt or debt with an equity component. HDC Special Opportunities Co. will operate under the exemption provided by Section 3(c)(7) of the Investment Company Act. It is intended that the value of HDC Special Opportunities Co.’s securities owned by Hunting Dog Capital Corp. will not exceed 40% of Hunting Dog Capital Corp.’s total assets (exclusive of U.S. Government securities and cash items).

Organizational Structure Following this Offering

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering.

USE OF PROCEEDS

Based on the assumed initial public offering price of $15.00 per share, we estimate that the net proceeds from this offering, after deducting underwriting commissions and expenses payable by us and other offering expenses payable by us, will be approximately $27.2 million. We estimate that the expenses relating to our organization and this offering will be approximately $0.7 million.

We intend to use the net proceeds to us from this offering to capitalize our wholly owned subsidiaries. Our wholly owned subsidiaries will deploy this capital, in part, to fund our initial portfolio as described under the heading “Initial Portfolio,” and going forward primarily in various forms of financing, including direct loans, convertible debt instruments, trade finance, structured credit, and, to a lesser extent, to acquire preferred and common equity securities. Proceeds will be allocated to each subsidiary based on their respective opportunities to engage in financing transactions appropriate for the subsidiary. Pending investment, we will invest the net proceeds of this offering primarily in cash, cash equivalents, U.S. government securities, and other high-quality investments that mature in one year or less from the date of investment.

CAPITALIZATION

The following table sets forth the cash and capitalization as of March 31, 2017, as follows:

•	of Hunting Dog Capital LLC on an actual basis; and
•	of Hunting Dog Capital Corp. and its subsidiaries on a pro forma basis to give effect to (a) the completion of the Transactions; (b) the sale of 2,000,000 shares of our common stock in this offering at the assumed initial public offering price of $15.00 per share, and our receipt of the estimated $27.2 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us; (c) the issuance of 5,001 shares of our common stock to our directors, as described in “Executive Compensation — Director Compensation;” and (d) the application of the proceeds from the offering, each as described under “Use of Proceeds.”

For more information, please see “The Transactions” and “Use of Proceeds” sections in this prospectus. You should read this information in conjunction with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

($ actual)	As of March 31, 2017
	Historical Hunting Dog Capital LLC	Pro Forma Hunting Dog Capital Corp.
Cash	$74,621	$274,621	(1)
Total equity:
Members' deficit	(195,959)	—
Common stock, par value $0.01 per share; no shares authorized, issued and outstanding, actual; 100,000,000 shares authorized; 2,138,334 shares issued and outstanding, pro forma	—	21,383
Additional paid-in capital	—	27,219,489
Total members' (deficit)/stockholders' equity	(195,959)	27,240,872
Total capitalization	$(195,959)	$27,240,872

The table above does not include 9,994,999 shares of our common stock reserved for future issuance under our 2016 Incentive Award Plan (as described in “Executive Compensation — Long-Term Incentive Awards and 2016 Incentive Award Plan”).

(1)	These amounts reflect the funding of our subsidiaries which will be wholly owned and would be consolidated for GAAP purposes. Consolidated cash on a pro forma basis would be $27.3 million.

DIVIDEND POLICY

We intend to pay periodic dividends to the holders of shares of our common stock out of profits legally available for such purpose. We anticipate that these dividends will be paid from income primarily generated from our investments.

Hunting Dog Capital LLC has historically made distributions to its members. As soon as we are able to generate material positive net income, we intend to pay quarterly cash dividends out of assets legally available for such purpose. We believe it will require full quarters of operations to generate positive net income and that initial quarterly dividends will be smaller than future quarterly dividends. Future dividends, if any, will be determined by our board of directors. All dividends, however, will be subject to the availability of funds lawful therefor, and no assurance can be given that we will be able to declare dividends in future periods.

DETERMINATION OF OFFERING PRICE

Since our shares of common stock are not listed or quoted on any exchange or quotation system, the offering price of the shares was arbitrarily determined. The initial public offering price was determined through negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•	the information included in this prospectus and otherwise available to the representative;
•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;
•	our financial information;
•	our prospects and the history and the prospects of the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common shares may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price. The initial public offering price does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we intend to apply to have our common stock list on the NYSE MKT.

There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions and many of these factors are not within our control.

DILUTION

Dilution is the amount by which the initial offering price paid by the purchasers of common stock in this offering exceeds the net tangible book value per share of common stock following this offering. Giving effect to our organization as a Delaware corporation and the attendant exchange of all outstanding limited-liability company interests for shares of our common stock immediately before the closing of this offering, our pro forma net tangible book value per share represents our pro forma tangible assets (total assets less intangible assets) less our total liabilities, divided by the number of shares of our common stock outstanding as of March 31, 2017 (assuming the exchange transaction occurred on that date). As of March 31, 2017 (the last date for which this figure is available), and giving effect to the exchange of all outstanding limited-liability company interests for shares of our common stock, our pro forma net tangible book value was approximately $(0.2) million, or $(1.47) per share of common stock. After giving effect to the pro forma adjustments discussed above and the sale of 2,000,000 shares of our common stock at the assumed initial public offering price of $15.00 per share and the issuance of 5,001 shares to our directors upon closing of this offering, and after deducting underwriting commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value on March 31, 2017 would be $12.74 per share. This represents an immediate increase in pro forma net tangible book value of $14.21 per share to our existing stockholders and immediate dilution of $2.26 per share to new investors purchasing shares at the proposed public offering price.

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of March 31, 2017 before this offering(1)	$(1.47)
Increase per share attributable to investors in this offering	$14.21
Pro forma net tangible book value per share after this offering		$12.74
Dilution per share to new common stock investors		$2.26

(1)	Gives pro forma effect to the Transactions (other than this offering).

These pro forma financial statements above do not however reflect the fair value of the shares issued to the current stockholders as they are required to be reflected under GAAP at historical cost. The value of those shares based on the assumed initial public offering price of $15.00 per share upon this offering would be approximately $2.0 million, and our resultant adjusted pro forma net tangible book value on March 31, 2017 (assuming the exchange transaction occurred on that date) would be $13.67 per share, which represents an immediate increase in pro forma net tangible book value of $15.14 per share to our existing stockholders and immediate dilution of $1.33 per share to new investors purchasing shares at the proposed public offering price.

The following table illustrates the effect on the financial statements pro forma the inclusion of the value of the shares issued to the current stockholders in exchange for their membership interests in Hunting Dog Capital LLC, as well as a reconciliation of the difference between the non-GAAP financial information presented below and the GAAP financial information presented above. Management believes the presentation of non-GAAP financial information is useful to investors as it aids in their ability to accurately compare the Company to its competitors, certain of whom have engaged in similar formation transactions but whose pro forma net tangible book value per share reflects the consideration issued.

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of March 31, 2017 before this offering(1)	$(1.47)
Increase per share attributable to investors in this offering	$15.14
Pro forma net tangible book value per share after this offering		$13.67
Dilution per share to new common stock investors		$1.33
Reconciliation of GAAP and non-GAAP financial information
Pro forma net tangible book value per share after this offering (GAAP)		$12.74
Plus: value per share of consideration issued to the current stockholders ($2.0 million ÷ 2,138,334 shares)		$0.94
Pro forma net tangible book value per share after this offering (non-GAAP)		$13.67

(1)	Gives pro forma effect to the Transactions (other than this offering).

The following table summarizes, on an adjusted pro forma basis, as of March 31, 2017, the difference between existing shareholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid to us, and the average price per share paid by our existing shareholders and by the investors purchasing shares of our common stock in this offering. The calculation below is based on the offering price of $15.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing shareholders	133,333	6.2%	$29,000	0.1%	$0.22
Directors	5,001	0.2%	$—	—	—
New investors	2,000,000	93.5%	$30,000,000	99.9%	$15.00
Total	2,138,334		$30,029,000	100.0%

SELECTED FINANCIAL AND OTHER DATA

The following table presents the selected historical financial data for Hunting Dog Capital LLC. Hunting Dog Capital LLC is the predecessor of the issuer, Hunting Dog Capital Corp., for financial reporting purposes. The selected financial data as of and for the year ended December 31, 2016 was audited by EKS&H LLLP, our independent registered public accounting firm. The selected financial data as of and for the year ended December 31, 2015 was audited by RSM US LLP.

The selected statements of operations data for the three months ended March 31, 2016, and March 31, 2017, and the selected balance sheet data as of March 31, 2017, are derived from the unaudited financial statements of Hunting Dog Capital LLC contained herein. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The results in the Statements of operations data below do not reflect the distributions made to the members of Hunting Dog Capital LLC as these are financing activities reflected in the statements of cash flows. These distributions will cease on completion on the Transactions, however the members of Hunting Dog Capital LLC will become employees of Hunting Dog Capital Corp. and will be entitled to compensation as detailed in “Executive Compensation.” The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the financial statements and the accompanying notes included elsewhere in this prospectus.

The selected historical financial data of Hunting Dog Capital Corp. have not been presented because it is a newly incorporated entity, has had no business transactions or activities to date, and had no assets or liabilities during the periods presented in this section.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015
	(unaudited)
	($ actual)
Statements of operations data:
Revenue:
Investment management fees	$388,592	$383,728	$1,541,098	$1,418,325
Other income	3,000	9,000	36,000	26,200
	391,592	392,728	1,577,098	1,444,525
Expenses:
Compensation and benefits	148,580	100,528	512,167	436,841
Rent	45,000	57,051	222,579	194,629
Professional fees	60,091	—	164,929	444,464
Utilities	2,514	905	7,599	8,208
Taxes	800	—	17,805	10,303
General and administrative	1,860	15,985	40,301	7,729
Total Expenses	258,845	174,469	965,380	1,102,174
Net Income	$132,747	$218,259	$611,718	$342,351

The following table presents selected audited balance sheet data as of December 31, 2015 and December 31, 2016, and unaudited balance sheet data as of March 31, 2017.

($ actual)	Three Months Ended March 31,	Year Ended December 31,
	2017	2016	2015

Cash	$74,621	$84,416	$763
Total assets	210,872	219,871	141,380
Total liabilities	406,831	388,577	301,333
Total members' equity (deficit)	(195,959)	(168,706)	(159,953)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Financial and Other Data” and our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The following discussion contains references to fiscal 2015 and fiscal 2016, which represent the financial results of Hunting Dog Capital LLC for the fiscal years ended December 31, 2015 and December 31, 2016, respectively. Following the completion of the Transactions, Hunting Dog Capital LLC will become a wholly owned subsidiary of Hunting Dog Capital Corp.

Overview

Hunting Dog Capital Corp. is a holding company that intends to operate through several wholly owned subsidiaries. These subsidiaries will provide financing solutions to lower middle-market companies, which we define as businesses with revenues between $5 million and $50 million, with financing typically under $20 million. We will seek long-term equity appreciation through modest equity exposure that does not subject us to the risk of material capital loss. We intend to use the proceeds of this offering to invest in lower middle-market companies through our subsidiaries in a diversified portfolio of financial assets, including direct loans, convertible debt instruments, trade finance, structured credit, and preferred and common equity investments. We intend to pursue these opportunities and conduct our operations such that we and our subsidiaries will qualify for exemptions under the Investment Company Act of 1940.

The financial results of Hunting Dog Capital LLC contained herein reflect only the operations of the management company responsible for managing the Existing Funds and do not contain the results of the Existing Funds themselves. Going forward, Hunting Dog Capital LLC will operate as a wholly owned subsidiary of Hunting Dog Capital Corp. and, consequently, all management fees associated with the Existing Funds will accrue to the benefit of Hunting Dog Capital Corp. Hunting Dog Capital Corp. will, however, also be entitled to all income, net of expenses, generated from our subsidiaries capitalized with the proceeds of this offering. Consequently, the results of Hunting Dog Capital LLC contained herein will not be directly comparable to the future results of Hunting Dog Capital Corp.

Post-Offering Taxation and Expenses

After completion of this offering, we will become subject to U.S. federal, state, and local income taxes with respect to our taxable income at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our operations, which we expect to be significant.

In addition, as a public company, we will be implementing additional procedures and processes for the purpose of complying with the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps, among others, (a) additional directors’ and officers’ liability insurance, (b) directors’ fees, (c) transfer agent fees, (d) salary expenses for additional accounting, legal and administrative personnel, and (e) increased auditing and legal fees.

Key Performance Indicators

To evaluate the performance of our business, we intend to use a variety of financial and performance measures. These key measures include revenue, operating income, net income, return on equity, and dividend yield.

Discussion and Analysis of Results of Operations

The following tables summarize key components of our results of operations for the periods indicated:

Comparison of three months ended March 31, 2017 and March 31, 2016

Revenues

For the three months ended March 31, 2017, total revenue was approximately $0.4 million, materially similar to the approximately $0.4 million of total revenue for the three months ended March 31, 2016. For the three months ended March 31, 2017, total assets under management were approximately $82.1 million, materially similar to the approximately $83.6 million of assets under management for the three months ended March 31, 2016. For the three months ended March 31, 2017, other income, which is comprised primarily of rental income relating to the sub-lease of space leased by the Company decreased immaterially.

Expenses

For the three months ended March 31, 2017, total expenses increased by approximately $84,000, or 48.4%, to approximately $259,000 from approximately $174,000 for the three months ended March 31, 2016. The increase in total expenses was primarily attributable to an approximately $48,000 increase in compensation and benefits, and an approximately $60,000 increase in professional fees, the majority of which are associated with this offering. Compensation and benefits and rent represent the majority of our expenses.

Net Income

Net income for the three months ended March 31, 2017 was approximately $0.1 million, a decrease of approximately $0.1 million, or 39.2%. The decrease was primarily attributable to increases in compensation and benefits and professional fees.

Comparison of fiscal years ended December 31, 2016 and December 31, 2015

Revenues

For the fiscal year ended December 31, 2016, total revenue was approximately $1.6 million, a $0.1 million, or 9.2%, increase over the $1.4 million of total revenue for the fiscal year ended December 31, 2015. The increase was attributable to a $0.1 million increase in management fees, which comprise substantially all revenue for these periods and which are based exclusively on assets under management, which, at December 31, 2016, included uninvested commitments for Fund III. The increase in management fees was primarily attributable to an increase in assets under management for the full year ended December 31, 2016 (versus a portion of the year ended December 31, 2015). This was a result of an increase in capital commitments from the limited partners in Fund III during the fiscal year ended December 31, 2015. For the twelve months ended December 31, 2016, total assets under management were approximately $80.8 million, materially similar to the approximately $83.3 million of assets under management for the twelve months ended December 31, 2015. For the fiscal years ended December 31, 2015 and 2016, other income, which is comprised primarily of rental income relating to the sub-lease of space leased by the Company, was materially unchanged.

Expenses

For the fiscal year ended December 31, 2016, total expenses decreased by approximately $0.1 million, or 12.4%, to approximately $1.0 million from $1.1 million for the fiscal year ended December 31, 2015. The decrease in total expenses was primarily attributable to a $0.3 million decrease in professional fees, the majority of which are associated with this offering, as well as a $0.1 million increase in compensation and benefits from $0.4 million for the fiscal year ended December 31, 2015. The increase in compensation was principally due to an increase in the total number of employees. The total number of employees was six in the twelve months ended December 31, 2016 compared to five in the twelve months ended December 31, 2015. Compensation and benefits and rent ordinarily represent the majority of our expenses. In addition, our rent increased as we leased more space to accommodate the increase in our total number of employees.

Net Income

As a result of the $0.1 million increase in total revenue and the $0.1 million decrease in total expenses, net income for the fiscal year ended December 31, 2016, was $0.6 million, or a 78.6% increase, compared to net income of $0.3 million during the fiscal year ended December 31, 2015.

Liquidity and Capital Resources

Summary of Cash Flows

Our primary sources of liquidity and capital have been cash provided from operating activities and cash on hand.

The following table and discussion presents, for the periods indicated, a summary of our key cash flows from operating, investing, and financing activities:

	Years Ended December 31,		Three Months Ended March 31,
($ actual)	2016	2015	2017	2016
			(Unaudited)
Cash Flows From Operating Activities
Net income	$611,718	$342,351	$132,747	$218,259
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
Prepaid rent	3,579	(6,579)	—	18,579
Accounts receivable	(13,723)	—	187	—
Prepaid insurance	(1,145)	(9,548)	—	9,548
Due from affiliates	31,201	(20,872)	(14,983)	32,870
Other assets	(14,750)	—	14,000	—
Accrued expenses	(26,615)	293,601	(34,887)	(40,451)
Expense deposits received in advance	—	(53,524)	70,000	—
Deferred revenue	100,000	—	—	3,000
Accounts payable	13,859	—	(13,859)	—
Tenant security deposit	—	(7,500)	(3,000)	—
Net cash provided by operating activities	704,124	537,929	150,205	241,805
Cash Flows From Financing Activities
Contributions	—	9,000	—	—
Distributions paid	(620,471)	(601,366)	(160,000)	(195,000)
Net cash used in financing activities	(620,471)	(592,366)	(160,000)	(195,000)
Net increase (decrease) in cash	83,653	(54,437)	(9,795)	46,805
Cash:
Beginning	763	55,200	84,416	763
End	$84,416	$763	$74,621	$47,568

Operating Activities

For fiscal 2016, net cash provided by operating activities was $0.7 million, compared to $0.5 million for fiscal 2015, an increase of $0.2 million, primarily due to an increase in revenue and a decrease in professional fees associated with this offering.

For the three months ended March 31, 2017, net cash provided by operating activities was approximately $0.2 million, compared to approximately $0.2 million for the three months ended March 31, 2016, materially similar results.

Investing Activities

For fiscal 2015, fiscal 2016, and the three months ended March 31, 2016 and 2017, there was no material cash provided by or used in investing activities.

Financing Activities

For fiscal 2016, net cash used in financing activities was $0.6 million, materially similar to fiscal 2015.

For the three months ended March 31, 2017, net cash used in financing activities was approximately $0.2 million, compared to approximately $0.2 million for the three months ended March 31, 2016, materially similar results. Net cash used in financing activities is attributable to distributions paid to the managing members.

Following the completion of the Transactions, Hunting Dog Capital LLC will become a wholly owned subsidiary of Hunting Dog Capital Corp. and, consequently, the members of Hunting Dog Capital LLC will no longer receive distributions, which were historically paid quarterly. See “Dividend Policy.”

Contractual Obligations

The following table and discussion presents contractual obligations and commercial commitments as of March 31, 2017.

	Payments due by period
	Fiscal Year Ending December 31,
	Total	2017	2018
Lease obligations	$270,000	$135,000	$135,000

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of operating results and financial condition are based upon our financial statements included elsewhere in this prospectus. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our financial statements and involve difficult, subjective, or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our financial statements. We believe that the critical accounting policies are the most difficult management decisions, as they involve the use of significant estimates and assumptions as described above. For a complete summary of our significant accounting policies, see the notes to the financial statements included elsewhere in this prospectus.

Jumpstart Our Business Startups Act of 2012

The JOBS Act permits us, as an EGC, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards when they are adopted.

Quantitative and Qualitative Disclosure of Market Risks

Our primary exposure to market risk is related to our role as investment advisor to our investment funds, and to the sensitivity to movements in the fair value of the investments of such funds, including the effect on management fees. In addition to the risks disclosed below, we are subject to risks associated with the possible loss of the services of Messrs. Allick or Blankfort. See “Risk Factors — Our income associated with Existing Funds may be reduced or eliminated earlier than anticipated due to the loss of certain key persons under the Existing Funds or repayments of principal without the opportunity to redeploy such capital.”.

Effect on Management Fees

Management fees are generally based on a defined percentage of the value of the Existing Funds’ commitments and assets. Management fees may be affected by changes in the market value of our funds’ underlying investments.

The overall impact of the change in market value of investments held by the Existing Funds is mitigated by a number of factors, including the fact that investments held by the Existing Funds are held to maturity and valued at par. However, investments may become impaired and decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets, such as labor shortages or increased production costs and competitive conditions within an industry.

Assuming a 10% increase or decrease in fair value of the Existing Funds’ investments as of March 31, 2017, we calculated a commensurate increase or decrease in annual management fees earned of approximately $152,000.

Valuation of Investments

We generally intend to invest in illiquid financial assets, including debt and equity investments in lower middle-market companies. Investments for which market quotations are readily available will be valued using market quotations, generally obtained from an independent pricing service or one or more broker-dealers or market makers. Debt and equity securities for which market quotations are not readily available or are not considered to be the best estimate of fair value will be valued at fair value as determined in good faith by our management. Because we expect that there will not be a readily available market value for many of the investments in our portfolio, it is expected that many of our investments’ values will be determined in good faith by our management in accordance with a documented valuation policy in accordance with GAAP. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material.

BUSINESS

Overview of Hunting Dog Capital Corp.

Hunting Dog Capital Corp. is a holding company that intends to operate through several wholly owned subsidiaries to provide financing solutions to lower middle-market companies, which we define as businesses with revenues between $5 million and $50 million, and needing financing typically under $20 million. We will seek long-term equity appreciation through modest equity exposure that does not subject us to the risk of material capital loss. We intend to conduct our business through our wholly owned subsidiaries, which will primarily provide various forms of financing, including through direct loans, convertible debt instruments, trade finance, structured credit, and, to a lesser extent, acquire preferred and common equity securities, issued by or relating to lower middle-market companies. We anticipate each of these assets will be between $5 million and $20 million. As an internally managed entity, Hunting Dog Capital Corp. will incur operating expenses, but will not pay any management or incentive fees for the management and investment of the proceeds. We intend to pursue these opportunities and conduct our operations such that we and our subsidiaries will qualify for exemptions under the Investment Company Act.

Additionally, as part of this offering, we will acquire 100% of the membership interests of Hunting Dog Capital LLC, an investment manager of lower middle-market private debt funds. Hunting Dog Capital LLC will become our wholly owned subsidiary and continue to manage HD Special-Situations II, LP, and HD Special-Situations III, LP (“Fund II” and “Fund III,” respectively, and collectively, the “Existing Funds”), whose assets under management totaled approximately $82.1 million and $83.6 million, as of March 31, 2017 and 2016, respectively. The terms of this transaction are described in detail under the heading “Summary of the Transactions” below. As a result, we will be entitled to receive the management fees associated with Hunting Dog Capital LLC’s management of each of the Existing Funds. We will not, however, be entitled to receive any incentive fees associated with operating performance of the Existing Funds. Instead, certain of our directors and executive officers will continue to be entitled to receive those incentive fees. Hunting Dog Capital LLC receives a management fee from each of the Existing Funds equal to a percentage of aggregate capital commitments to each fund until the expiration of each fund’s investment period, at which point the management fee is calculated as a percentage of the value of the fund’s investment portfolio. Hunting Dog Capital LLC will no longer be entitled to receive a management fee from the Existing Funds at the earlier of (i) the date on which all of such fund’s investments have been realized or (ii) in the case of Fund III, September 30, 2021. Fund II’s investment period has expired and it currently pays Hunting Dog Capital LLC a management fee based on its approximately $35.4 million investment portfolio as of March 31, 2017. Fund III’s investment period has also expired and it therefore currently pays Hunting Dog Capital LLC a management fee based on its approximately $46.7 million investment portfolio as of March 31, 2017.

Hunting Dog Capital LLC earned approximately $3.3 million of management fees for the periods covered by this prospectus, which include the fiscal years ended December 31, 2015 and 2016, and the three months ended March 31, 2017. Historical management fees and anticipated future management fees relate exclusively to assets under management in the Existing Funds and, as noted above, do not include incentive fees.

For the period of October 23, 2009 through March 31, 2017, the Existing Funds generated gross returns on called capital (i.e. the capital we have requested from the commitments made to us by investors) of approximately 14.6%, without the use of “leverage” (borrowing funds to enhance equity holders’ returns), and without any material capital gains. Through March 31, 2017, Fund II generated a cumulative net return of 11.1%. For the same period, the cumulative net return of Fund III was 3.8%. Returns are typically lower at the outset of a fund as it absorbs set-up expenses and adds income-generating assets. We have been able to generate these returns while maintaining a senior position by typically structuring loans to allow the borrower to pay only interest during the term of our loans with the full principal amount due at maturity as well as requiring that the borrower give us only a nominal equity interest, if any, in exchange for our loans. We believe that this structure provides our borrowers with greater flexibility to develop their business, while maintaining ownership of their company, for which they are willing to pay higher interest rates. Gross and net IRRs reflect historical results relating to our past performance and are not necessarily indicative of our future results. While the Company’s financing activities will be differentiated from those of the Existing Funds, the returns generated by the Existing Funds are an example of the management team’s ability to generate returns by making senior secured term-loans to lower middle-market companies. The loans made by the Existing Funds and those made by the Company and our subsidiaries will be characterized by two common traits:

•	They are all secured by tangible collateral, the value of which typically exceeds the amount of the loan; and
•	The borrowers typically have significant at-risk equity.

We intend to use the net proceeds of this offering to capitalize our wholly owned subsidiaries. Our wholly owned subsidiaries will deploy this capital in various forms of financing to lower middle-market companies, which are generally unable to access sufficient amounts of traditional financing, such as bank debt or private equity on terms acceptable to their owners. We believe U.S.-based lower middle-market companies represent a market both underserved by institutional capital, and capable of generating favorable risk-adjusted returns for investors. We believe that historically, however, access to these opportunities has been limited, such that individual and institutional investors have been unable to participate in this market segment efficiently while maintaining properly diversified portfolios. The significant time and effort required and the cost of sourcing new opportunities among lower middle-market companies are disproportionately high relative to the typically small transaction size. Since its inception in 2006, however, Hunting Dog Capital LLC has developed a proprietary transaction-referral network that consists of over 7,000 sources that specialize in raising capital for this market segment. This network provides Hunting Dog Capital LLC access to hundreds of opportunities on an annual basis, enabling us to maintain a high level of selectivity in those opportunities we pursue. We intend to use this network of sources to enable us access to opportunities to finance the needs of lower middle-market companies in transactions that fit within our investment strategy. Our objective is to become the capital partner of choice to lower middle-market companies, and to consistently generate favorable risk-adjusted returns to our shareholders through both current income and long-term capital gains. Our investment strategy will primarily focus on structured finance, involving the advancement of capital backed by tangible collateral, including real estate, inventory, trade receivables, machinery, and equipment, among other assets that can be liquidated in the event of ongoing, unremedied negative events. We intend to implement our investment strategy by focusing exclusively on lower middle-market companies, appropriately structuring financings to mitigate the risk of principal loss, and continuing to grow our transaction-referral network aggressively. We believe these opportunities will persist for the foreseeable future.

Hunting Dog Capital LLC

Upon completion of the Transactions, Hunting Dog Capital LLC will become a wholly owned subsidiary of Hunting Dog Capital Corp. Hunting Dog Capital LLC will continue to manage the Existing Funds, whose assets under management total approximately $82.1 million as of the date of this prospectus. The Existing Funds consist of HD Special-Situations II, LP and HD Special-Situations III, LP.

•	Benefits for Hunting Dog Capital Corp. Shareholders: Hunting Dog Capital Corp. will be entitled to 100% of the management fee income of the Existing Funds. Interest and other income from the Existing Funds, as well as exposure to any other gains or losses will accrue to the Existing Funds’ general partners and limited partners, whose capital was used to acquire the Existing Funds’ assets.
•	Structure of the Existing Funds: The Existing Funds use private equity structures whereby capital is called as transactions are consummated. As of March 31, 2017, the most recent date practicable, Fund II and Fund III contained assets of $35.4 million, and $46.7 million, respectively. We will be entitled to receive the management fees associated with Hunting Dog Capital LLC’s management of each of the Existing Funds. Hunting Dog Capital LLC receives a management fee from each of the Existing Funds equal to a percentage of aggregate capital commitments to each fund until the expiration of each fund’s investment period, at which point the management fee is calculated as a percentage of the value of the fund’s investment portfolio. With respect to Fund II, Hunting Dog Capital LLC is entitled to a management fee equal to 2% per annum on the net value of each limited partner’s invested capital. With respect to Fund III, Hunting Dog Capital LLC is entitled to a 2% per annum management fee on the value of the capital committed by limited partners with commitments under $10 million, and a 1.75% per annum fee on the value of the capital committed by limited partners with commitments of at least $10 million. Hunting Dog Capital LLC will no longer be entitled to receive a management fee from the Existing Funds at the earlier of (i) the date on which all of such fund’s investments have been realized or (ii) in the case of Fund III, September 30, 2021. Fund II’s investment period has expired and it therefore currently pays Hunting Dog Capital LLC a management fee based on its approximately $35.4 million investment portfolio as of March 31, 2017. Fund III’s investment period has also expired and it currently pays Hunting Dog Capital LLC a management fee based on its approximately $46.7 million investment portfolio as of March 31, 2017.

As of the date of this prospectus, Fund II is 100% invested and repayments of principal by borrowers are returned to investors. To the extent principal is returned to investors, the management fees associated with that principal will decline. We expect this principal to be returned over the course of 2017 and 2018 in its entirety, ratably reducing the associated management fees. As of the date of this prospectus, Fund III is 100% invested and repayments of principal by borrowers are returned to investors. We expect this principal to be returned between 2017 and 2021 in its entirety, ratably reducing the associated management fees.

•	Assets and Investors: The Existing Funds hold (i) fourteen discrete senior secured loans to twelve borrowers, and (ii) three control equity positions (which originated as senior secured term-loans but have each since been restructured into equity positions). On a case by case basis, we will consider restructuring a loan, including exchanging debt for equity, to the extent we believe such restructuring will maximize potential return on investment. As of March 31, 2017, none of the 14 loans held by the Existing Funds was impaired, and the two control equity positions were marked at or above their original value. An investment is considered impaired when we have reason to believe that we would not be able to receive full payment of principal and interest due on such investment. Although none of these investments was impaired as of March 31, 2017, technical defaults, including temporary payment defaults have occurred and may occur in the future. As of March 31, 2017, certain of these investments were in technical default, however, none of these technical defaults was material in management’s opinion. Together, the Existing Funds’ portfolios consist of approximately $82.1 million of assets under management as of the date of this filing. These investments are in lower middle-market companies and range in size from $3 million to $10 million. Certain loans within the Existing Funds include provisions which allow borrowers to accrue interest, instead of paying that interest in cash. The PIK interest, computed at the contractual rate specified in each debt agreement, is periodically added to the principal balance of the debt and is recorded as interest income. Thus, the actual collection of this interest may be deferred until the time of debt principal repayment. As of the date of this prospectus, accrued PIK interest is approximately $1.8 million and $0.3 million for Fund II and Fund III, respectively. The Existing Funds do not have specific, favored industry sectors, but rather focus on borrowers with tangible collateral, the forced and/or orderly liquidation value of which exceeds the principal amount of the loan. In addition, borrowers must have a material amount of paid-in equity or retained earnings when compared to the loan amount. We believe both these characteristics significantly mitigate risk. The investors in the Existing Funds consist of institutional investors, including funds-of-funds, family offices, and asset managers, as well as ultra-high net worth individuals.
•	Returns and their Sources: As of March 31, 2017, the Existing Funds were generating gross returns on called capital of approximately 14.6%. We have historically targeted net returns on called capital in the Existing Funds of 12 – 15%. We generate returns in these funds by making senior secured term-loans with interest rates typically between 11% and 15%, origination fees of approximately 3%, and default interest, when necessary, of 4% in excess of the stated interest rate, as well as amendment and other periodic fees.

Market Opportunity

We believe lower middle-market companies are often unable to access the type and quantity of growth capital available to larger companies, which can rely on efficient, well-developed U.S. and international capital markets to raise capital. We have identified two factors that we believe are primarily responsible for this limited access: first, small transaction sizes and fragmentation within the capital markets for lower middle-market companies; and second, the increasingly complex regulatory environment for the nation’s regulated financial services businesses, especially commercial banks.

The U.S. capital markets are among the world’s most developed, efficient, and transparent. They are also increasingly highly regulated due to the size, interrelationships, and systemic importance of their participants. The capital pools served by major investment banks are large, typically managed by small groups, and hence predisposed to pursue larger transactions to reap efficiencies from their own investment platforms. Major investment banks similarly prefer to employ smaller, nimble teams to pursue fewer, larger fee opportunities. Commercial and investment banks alike, in search of efficiencies and to accommodate increasing regulation more readily, favor larger transactions concentrated across a smaller number of high-quality clients. Smaller transactions, such as those that we pursue, are inefficient for the vast majority of institutional capital providers and investors, and do not generate the requisite level of fee income for most major investment banks. Consequently, U.S. capital markets generally function best for larger companies engaging in larger transactions than for lower middle-market companies seeking smaller amounts of capital. The lower middle-market segment of the U.S. capital markets is characterized by significant fragmentation among companies, advisors, and capital providers. For perspective, according to U.S. Census data from 2012, there are approximately 322,000 companies that generate between $5 and $50 million in annual receipts. In contrast, there are only approximately 22,000 companies in the U.S. that generate receipts of $100 million or more on an annual basis. Generally, the capital markets accessible by businesses generating lower receipts are significantly less developed than those serving larger entities with larger transaction sizes. However, because of the number of businesses operating in the lower middle-market segment, there is significant transaction volume, although less publicized, and effectively “uninvestable” as an asset class by the majority of larger capital providers.

As a result, lower middle-market companies are forced to seek capital either on their own or through the types of advisors that comprise our transaction-referral network, but in any case without the benefit of developed, transparent capital markets. We believe the best lower middle-market opportunities arise from businesses that generate between $5 million and $50 million of receipts annually, a market that in 2012 generated estimated total receipts of approximately $4.3 trillion, or approximately 13% of the estimated total business receipts in the United States.

By comparison, the market of approximately 22,000 firms that generated $100 million or more in estimated receipts is significantly larger — over 5 times — as measured by total estimated receipts at $23.4 trillion.

Source: US Census Bureau; 2012 County Business Patterns and 2012 Economic Census; Number of Firms and Estimated Receipt Sizes for the United States; generated by Hunting Dog Capital Corp.; using American FactFinder; http://www.census.gov/econ/cbp/; (22 June 2015).

1 Receipts (net of taxes for customers and clients) are defined as operating revenue for goods produced or distributed, or for services provided.

Using estimated receipts as an approximation for transaction opportunities, we believe that this dynamic, in conjunction with a complex regulatory environment for banks, explains why U.S. capital markets participants frequently choose to focus on larger transactions with far fewer firms. Opportunities are more easily identified and capital can more easily be deployed at significant scale, explaining in part why capital markets appear to favor fewer, larger participants, and, concomitantly, to ignore numerous opportunities among lower middle-market companies.

Competitive Advantages

We believe that we are uniquely positioned to deliver favorable anticipated cash dividends to shareholders, coupled with long-term growth and a focus on capital preservation driven by the following:

•	Management’s Focus on and Experience with Senior Secured Term-Loans to Lower Middle-Market Companies

We believe there are very few groups with an investment strategy for lower middle-market companies similar to ours. Our management has operated the Existing Funds, lending exclusively to lower middle-market companies on a senior secured basis, structuring non-amortizing term-loans with a one-year make-whole provision (a requirement that the borrower pay at least one full year’s worth of interest regardless of the length of time the loan is outstanding) and with no prepayment penalty. They have sought and found companies with appropriate tangible collateral and significant at-risk equity. The Existing Funds have operated without the use of any leverage, nor have they bought or sold investments to generate returns. We believe our focus on, and strategy within, this asset category is differentiated, and that the category is generally underserved by the broader capital markets. We believe our management’s experience operating the Existing Funds will be valuable in structuring transactions for Hunting Dog Capital Corp., maintaining capital preservation as a core tenet, while simultaneously enabling us to generate favorable anticipated cash dividends and long-term capital growth.

•	Our Reputation Among our Clients and the Community of Advisors Focused on Lower Middle-Market Opportunities

We believe that our management’s reputation among our clients and the community of advisors focused on lower middle-market companies is excellent, and that it is known for dependability in closing transactions according to agreed-upon terms, as well as for flexibility and commitment to working with clients, especially during times of transition or other special situations.

•	Our Transaction-Referral Network and Attendant Deal Flow

We believe one of our greatest strengths is the proprietary network of over 7,000 transaction-referral sources Hunting Dog Capital LLC has cultivated over the course of the last ten years. These sources consist of many regional and boutique investment banks in the United States, hundreds of self-employed investment bankers/advisors, as well as attorneys, accountants, auditors, business brokers, and other financial professionals. Additionally, our network includes numerous partners at both sponsored and sponsorless lower middle-market private equity funds. We believe transaction volume is predicated in part on market dynamics, but we will attempt to cultivate our network constantly, making it aware of our transaction parameters and ensuring that we respond to all outreaches. We will carefully monitor the flow of transaction opportunities we receive, in which Hunting Dog Capital LLC has seen significant long-term growth. In 2013, our network referred 133 transaction opportunities with a gross value of approximately $1.4 billion to Hunting Dog Capital LLC. By comparison, our network referred 170 transaction opportunities ($1.9 billion of gross value) in 2014, 218 transaction opportunities ($2.6 billion of gross value) in 2015, 265 transaction opportunities ($3.9 billion of gross value) in 2016. Excluding the time we spend, the costs associated with maintaining and operating this network are de minimis (approximately $500 annually) and relate primarily to email marketing services. We believe our predecessor’s efforts with members of its network will result in continued growth in transaction-opportunity volume, and enable us rapidly to avail ourselves of opportunities appropriate for Hunting Dog Capital Corp.’s investment strategy.

Our management has expended significant time and resources to educate the network regarding the types of transactions we seek, and we believe this network is unique, and would be difficult and time-consuming for potential competitors to replicate. Consequently, we believe that we will benefit from our management’s efforts to cultivate Hunting Dog Capital LLC’s network and the types of transactions to which we will have access as a result.

•	The Existing Funds and their Associated Income Stream

Hunting Dog Capital Corp. will immediately benefit from the entirety of the management fees associated with the Existing Funds, which are currently estimated at $1.5 million per year. Shareholders will not, however, be entitled to any incentive fees attributable to the Existing Funds. We believe the management fees associated with the Existing Funds will be sufficient to cover the majority of costs associated with the management and overhead of the Company, including the costs of being a public company. This means that the majority of post-tax income resulting from capital deployed by Hunting Dog Capital Corp. will be available for dividends or reinvestment for the benefit of Hunting Dog Capital Corp. shareholders.

•	Our Motivated, Experienced Management Team

Our senior management team has extensive experience in the structuring and management of portfolios of lower middle-market investments across the capital structure, as well as broad, relevant investment banking experience in capital markets, mergers, acquisitions, and restructurings. Based on the anticipated initial public offering price of $15.00 per share, subsequent to the completion of the Transactions, our senior management team will have aggregate beneficial ownership in Hunting Dog Capital Corp. of approximately 5.6%, which we believe aligns management’s interests with those of shareholders. Messrs. Allick and Blankfort have also jointly committed the greater of $1.0 million or 1.5% of the total limited partners’ commitments to Fund II and 2.0% of the total limited partners’ commitments to Fund III; their interests are currently valued at approximately $2.2 million (as of March 31, 2017, the last date for which this figure is available), including their original cash contributions and their deferred incentive fees.

•	Funding Criteria

Hunting Dog Capital LLC has historically sought, and we will continue to seek, financing opportunities with lower middle-market clients that have significant tangible assets — e.g., cash, accounts receivable, inventory, machinery, equipment, and real estate — whose owners also have significant “at-risk” equity, typically in the form of significant paid-in capital or retained earnings. We believe these opportunities are particularly compelling among lower middle-market companies, but they are frequently overlooked or ignored by institutional investors because of their size and relative complexity.

•	Rigorous Due Diligence

Our management is highly experienced in performing due diligence on the types of financings in which we anticipate the Company will engage. We will draw on their deep, diverse set of skills in performing thorough financial, operational, and legal due diligence in each of our transactions, and we will also engage a variety of highly skilled third parties to supplement our team’s efforts. These third parties frequently provide industry-specific expertise, legal advice, assistance with asset appraisals, and assistance with real estate-related due diligence. We believe our management’s due diligence process in connection with Hunting Dog Capital LLC’s investments to have been rigorous and to have been a significant contributor to its historical record of zero material losses of principal across the Existing Funds. We will continue to employ this process at Hunting Dog Capital Corp.

•	Structuring

We intend to seek opportunities sourced through our transaction-referral network to fund lower middle-market companies through the purchase of trade receivables, making term-loans to select borrowers to finance inventory, services, equipment and the like, as well as making certain real estate-related loans. Where possible, we will secure blanket liens on assets not related to a financing provided by one or more of our subsidiaries to further mitigate risk of capital loss. Hunting Dog Capital LLC has historically structured all its transactions with covenants that typically become more stringent over time. We believe this has served to solicit the most realistic forward projections from clients, and as a result has protected the limited partners in the Existing Funds, and will protect the shareholders of Hunting Dog Capital Corp. Additionally, we intend to structure all our future transactions in compliance with the exemptions from regulation available under the Investment Company Act (see “Investment Company Act Considerations” below).

•	Monitoring

Our management has historically monitored all transactions very closely and intends to continue to do so. As part of this monitoring process, our management has historically required, and we will require in the future, full monthly financial reporting from our clients, including commentary from management on the prior month’s results, a certification of compliance signed by an executive officer, and in most cases, monthly update calls or in-person meetings to review results. We believe these practices assist us in keeping abreast of our financings as near to real-time as possible, alerting us to issues that may arise with clients in sufficient time to react accordingly.

•	Increasing Sophistication of Lower Middle-Market Companies Resulting From Rapidly Evolving Technology

Based on our management’s experience, as well as the opportunities presented to Hunting Dog Capital LLC by the transaction-referral network, we believe that lower middle-market companies are increasingly technologically and organizationally sophisticated. Widespread availability and decreasing costs of computing, data analysis, communications, and enterprise resource planning systems have enabled lower middle-market companies to operate on par with larger peers for whom this infrastructure is more expensive and cumbersome to deploy, especially against the backdrop of legacy systems. Given our requirements for frequent data and regular monitoring of our investments, these advances have materially reduced the onus on the management teams of our investments. We believe this also serves to mitigate the risks associated with investing in this asset class to a degree not previously possible.

Credit Facility

In connection with this offering, we anticipate that Hunting Dog Capital Corp. or one or more of its subsidiaries will obtain a credit facility, which we refer to as the “Credit Facility.” The actual terms of the Credit Facility will depend on the results of negotiations with lenders.

The Credit Facility is expected to provide for a revolving line of credit. We anticipate that borrowings under the Credit Facility will bear interest, at our option, at either the prime rate or the London Interbank Offered Rate (“LIBOR”), plus an applicable margin.

The Credit Facility is expected to be secured by a first-priority security interest in substantially all the assets of the Company. We anticipate that obligations under the Credit Facility will also be guaranteed by each of the Company’s wholly owned domestic subsidiaries (with certain exceptions).

We expect that the Credit Facility will contain a number of covenants that, among other things, will restrict the Company’s ability, subject to specified exceptions, to incur additional debt; incur additional liens and contingent liabilities; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve itself; engage in businesses that are not in a related line of business; and engage in transactions with affiliates.

Investment Company Act Considerations

We anticipate conducting our operations so that we and our subsidiaries may avail ourselves of exemptions under the Investment Company Act, and/or will not otherwise be subject to regulation as an investment company under the Investment Company Act. See “Prospectus Summary — Investment Company Act Considerations.”

Transaction-Opportunity Allocation

Although both of the Existing Funds have ceased making investments, Hunting Dog Capital LLC may, in the future, manage funds that have investment objectives and strategies that are similar to ours. Our management may determine it is in the best interest of us and such future funds to jointly fund certain opportunities. In those cases, management will make determinations regarding the allocation of, or co-investment in, lower middle-market direct lending opportunities among Hunting Dog Capital Corp. and its subsidiaries and other funds that Hunting Dog Capital LLC may manage in the future. These determinations will be made on a case-by-case basis in management’s best judgment and in consideration of the investment objectives of the funds managed by Hunting Dog Capital LLC, as well as the exemptions from regulation availed of by the Company and its subsidiaries under the Investment Company Act. We intend to adopt procedures to assist in determining allocations and whether to co-invest, but certain allocations or co-investments could present conflicts of interest.

Competition

We attempt to find opportunities to deploy capital where there is little or no competition, and we believe lower middle-market companies represent the best market for those opportunities. Competition does, however, come from various providers of financing to lower middle-market companies. These providers include, and could in the future include, certain specialty and commercial finance companies, business development companies, commercial and investment banks, private investment funds, private mezzanine funds, factoring companies, insurance companies, and other equity and non-equity based investment funds. Many of these existing and potential competitors have, or could have, substantially greater financial resources than we do. We will, however, continue to seek opportunities that we believe have little or no competition.

Employees

Currently, we have six employees. At a corporate level, we use a network of third-party resources for functions such as fund administration, accounting, tax, and legal services. For all our transactions, we also use a similar network for due diligence, appraisals, accounting, and other related services. We also intend to add personnel to our staff after completion of this offering.

Properties

Our primary offices are located at One Maritime Plaza, Suite 825, in San Francisco, California, where we are a sub-tenant to a lease of approximately 2,500 square feet of office space. We believe our leased facilities are adequate for us to conduct our business.

Legal Proceedings

We are not currently subject to any pending material legal proceedings. In the future, however, we may be involved in litigation arising from operations in the normal course of business or otherwise.

INITIAL PORTFOLIO

Immediately following the completion of this offering, we intend to finance the following loans, none of which is currently outstanding, through our wholly owned subsidiaries. We have been engaged in oral negotiations with the portfolio companies listed below and, except as noted below, orally agreed in principal to the terms described below. The terms of the loans may change and there can be no assurance that we will be able to finalize these transactions. Through our subsidiaries, we intend to enter into written agreements to fund these loans upon the completion of this offering and using the net proceeds thereof. See “Use of Proceeds.” Certain of these loans represent additional loans to portfolio companies that have existing loans from the Existing Funds. Pursuant to the terms of the loan agreements with such companies, the proceeds from our loans will not be used to pay down existing indebtedness to the Existing Funds. The table sets forth certain information, as of the date of this prospectus, regarding the principal terms of each of the initial loans in our portfolio.

Type of Portfolio Company and Industry	Type of Investment	Interest Rate	Maturity Date	Outstanding Principal
Infrastructure-as-a-Service Company(1) (Information Technology)	Senior Secured Second Lien	11.0% Cash	06/30/2022	$5,000,000
Aerospace and Defense Manufacturing Company(1) (Manufacturing)	Senior Secured Second Lien	12.25% (10.25% Cash; 2.0% PIK)	10/18/2020	$5,500,000
Lower Middle-Market Private Equity Firm (Finance)	Senior Secured First Lien	13.0% Cash	06/30/2020	$6,000,000
Lower Middle-Market Private Equity Firm (Finance)	Senior Secured First Lien	13.0% Cash	06/30/2020	$3,000,000
Specialty Finance Company(2) (Finance)	Senior Secured First Lien	13.0% (12.0% Cash; 1.0% PIK)	06/30/2022	$7,500,000

(1)	This loan represents an additional loan to a portfolio company of Fund III and will rank junior in right of payment to the existing loan from Fund III.
(2)	Negotiations with regard to this investment remain in their earlier stages, however management believes that the terms disclosed substantially represent the final terms of the contemplated transaction.

MANAGEMENT

Our business and affairs will be managed under the direction of our board of directors. Our board of directors will appoint our officers, who serve at the discretion of the board of directors. The responsibilities of the board of directors include, among other things, oversight of our operations, oversight of our financing arrangements, and the establishment of corporate governance principles. The board of directors will have an audit committee, a compensation committee, and a nominating and corporate governance committee, and may establish additional committees from time to time as necessary.

Executive Officers and Directors

Below is a list of the names and ages, as of June 14, 2017, of the individuals who will serve as the executive officers and directors of Hunting Dog Capital Corp. following the completion of this offering and the Transactions, and the business experience of each of them. Each of these individuals was appointed on January 20, 2016.

Name	Age	Position
Christopher Allick	63	Chief Executive Officer and Chairman of the Board
Todd Blankfort	47	President and Director
Paul Clausing	40	Chief Financial Officer
Thomas Boudakian	69	Director
Paul Nora, Jr.	56	Director
Robert Thompson	69	Director

Biographical Information

Independent Directors

Thomas Boudakian is an independent director. Mr. Boudakian is a private consultant for WAFRA Investment Advisory Group. Previously he served as a founding partner of WP Global Partners, an investment management firm. Before joining WP Global, he was a principal at Froley Revy, a Los Angeles based convertible bond management firm. Before joining Froley Revy, Mr. Boudakian served as senior vice president at Drexel Burnham Lambert in the high yield and convertible bond group from 1979 to 1990. While at Drexel, he was a key participant in building the U.S. convertible department and also initiated the firm’s Euro bond trading operation, which eventually led to creating a U.S. high-yield operation in London.

Mr. Boudakian earned an MBA in finance from the New York University School of Business and a BA in Political Science from the University of Pittsburgh.

Mr. Boudakian was invited to be a member of our board of directors because of his leadership roles and his knowledge and experience in finance.

Paul F. Nora, Jr. (“PJ”) is an independent director. Mr. Nora has been a partner of KCA Partners, Ltd. since co-founding it in 1993. KCA Partners is a private equity firm focused on control-oriented investments in lower middle-market companies. The firm targets select industries and seeks long-term growth, both organically and via acquisition. Mr. Nora sits on the boards of Griplock Systems, LLC, Estate Cheese Group, LLC, Equator Coffees and Teas, Inc. and Silicon Valley Colocation, LLC. He is also the managing member of an affiliate of KCA Partners which makes non-control investments. Mr. Nora is a member of the board of directors of the DAPER Fund at Stanford University.

Mr. Nora earned an MBA from the Harvard Business School and a BA from Stanford University.

Mr. Nora was invited to be a member of our board of directors because of his leadership roles and his knowledge and experience in finance and business strategy.

Robert Thompson is an independent director. Mr. Thompson retired from Dodge & Cox, where he served for more than two decades as a shareholder, portfolio manager, and a member of the Fixed Income Investment Policy Committee. Mr. Thompson is a Board member of the United Way of the Bay Area, a Trustee of Mills College, President of the Bay Area Financial Education Foundation, and the Chair of the City of Orinda’s Financial Advisory Committee. He is a Chartered Investment Counselor and holds the Chartered Financial

Analyst designation; he is a past president of the CFA Society of San Francisco. Before his career at Dodge & Cox, Mr. Thompson worked at Salomon Brothers, Lehman Brothers, and Drexel Burnham Lambert in their fixed income departments.

Mr. Thompson received his AB and MBA degrees from Stanford University. He served in the United States Navy as a nuclear submarine officer.

Mr. Thompson was invited to be a member of our board of directors because of his leadership roles and his knowledge and experience in finance.

Interested Directors

Christopher Allick serves as Chief Executive Officer and Chairman of the board of directors of Hunting Dog Capital Corp. Mr. Allick has been a managing member of Hunting Dog Capital LLC since co-founding it with Mr. Blankfort in 2006. Mr. Allick previously founded boutique investment bank Instream Partners in 2000, thereafter founding Instream Capital LLC in 2004 to make short-term, secured, special-situations loans similar to those made by Hunting Dog Capital LLC.

Before founding Instream Partners LLC, Mr. Allick spent over 20 years in the investment banking industry where pioneered several structured finance products used primarily by financial institutions to assist in managing high-yield debt portfolios. In 1990, Mr. Allick helped found the corporate finance department at Jefferies & Company, Inc. (subsequently acquired by Leucadia National Corporation), of which he acted as co-head until 2000. From 1986 until 1990, Mr. Allick was a managing director and co-head of financial institutions coverage in the investment banking department of Drexel Burnham Lambert in Beverly Hills. Mr. Allick began his career in the investment banking division of Dean Witter Reynolds in New York.

Mr. Allick earned an MA in economics from York University and a BA in Economics and English literature from the University of Colorado Boulder. He is a member of the FINRA Dispute Resolution Board of Arbitrators.

Mr. Allick is a member of our board of directors because of his leadership role in the creation of the Company and his knowledge and experience in the financing of lower middle-market companies.

Todd Blankfort serves as President and a member of the board of directors of Hunting Dog Capital Corp. Mr. Blankfort has been a managing member of Hunting Dog Capital LLC since co-founding it with Mr. Allick in 2006. Mr. Blankfort was previously a managing member of Instream Capital LLC, with responsibility for originating, evaluating, and structuring investment opportunities, having joined Mr. Allick at Instream Partners LLC as a Vice President in 2002. Before joining Instream Partners LLC, Mr. Blankfort was an Associate Director with UBS Warburg LLC in its investment banking division, working primarily with software companies. Previously, he worked for Veronis Suhler Stevenson, executing primarily mergers and acquisitions advisory assignments in the consumer publishing field. Mr. Blankfort also spent two years in the real estate corporate finance group at Citicorp Securities.

Mr. Blankfort earned an MBA, with distinction, from the University of Michigan (Ross School of Business) and a BA, cum laude, in economics from the University of Pennsylvania.

Mr. Blankfort is a member of our board of directors because of his leadership role in the creation of the Company and his knowledge and experience in the financing of lower middle-market companies.

Non-director Executive Officer

Paul Clausing serves as Chief Financial Officer of Hunting Dog Capital Corp. Mr. Clausing was appointed a managing director of Hunting Dog Capital LLC in 2015, having joined as a director in 2014. Mr. Clausing previously held a senior financial operating role at Velti plc, a software company acquired by GSO Capital Partners LP (a division of The Blackstone Group). Before Velti, Mr. Clausing spent approximately ten years at Jefferies & Company, Inc., in its investment banking division, assisting technology, media, and telecom clients with debt and equity issuances, mergers and acquisitions, and restructurings valued at over $8.5 billion. Mr. Clausing also assisted in integrating Jefferies’ capital markets platform with Broadview International after its acquisition by Jefferies. Mr. Clausing began his career as an investment banking analyst at ING Barings.

Mr. Clausing earned a BS in management with a concentration in finance, magna cum laude, from Boston College and holds the Chartered Financial Analyst designation.

Composition of our Board of Directors

Our board of directors will consist of five members, three of whom will be classified under applicable NYSE MKT listing standards as “independent directors.” In accordance with our restated certificate of incorporation, which will be in effect upon the closing of this offering, each member of our board of directors will serve a three year term. Our restated certificate of incorporation gives our board of directors sole authority to appoint members to fill vacancies created either through an increase in the number of directors or the resignation, removal or death of any director.

When considering whether directors and nominees have the experience, qualifications, attributes, and skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as set forth in each director’s biography above. We believe that our directors provide an appropriate mix of experience and skills relevant to the nature of our business.

Communications with the Board

Stockholders or other interested persons may send written communications to the members of our board of directors, addressed to Board of Directors, c/o Hunting Dog Capital Corp., One Maritime Plaza, Suite 825, San Francisco, California 94111. All communications received in this manner will be delivered to one or more members of our board of directors.

Corporate Governance

Director Independence

Before completion of this offering, our board of directors will undertake a review of the independence of our directors and consider whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out his responsibilities. Our board of directors will affirmatively determine that Messrs. Boudakian, Nora, and Thompson are each an “independent director,” in accordance with the NYSE MKT LLC Company Guide.

Board Committees

Before completion of this offering, our board of directors will establish three standing committees — audit, compensation, and nominating and corporate governance — each of which will operate under a charter that will be approved by our board of directors. Current copies of each committee’s charter will be posted on our website, www.hdcap.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of it.

Audit Committee

The audit committee will be responsible for, among other matters:

•	Appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	Discussing with our independent registered public accounting firm their independence from management;
•	Reviewing with our independent registered public accounting firm the scope and results of their audit;
•	Approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	Overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	Reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	Establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and
•	Reviewing with the independent directors any issues concerning audit matters that warrant their consideration.

Upon the completion of this offering, our audit committee consists of Messrs. Boudakian, Nora and Thompson with Mr. Thompson serving as chair. Rule 10A-3 of the Exchange Act and the NYSE MKT LLC Company Guide require us to have an audit committee composed entirely of independent directors. Our board of directors has affirmatively determined that Messrs. Boudakian, Nora and Thompson meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the NYSE MKT LLC Company Guide. In addition, our board of directors has determined that Mr. Thompson qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee’s responsibilities will include:

•	Reviewing and the compensation of our directors, Chief Executive Officer, and other executive officers; and
•	Appointing and overseeing any compensation consultants.

Upon the closing of this offering, our Compensation Committee consists of Messrs. Boudakian, Nora and Thompson with Mr. Boudakian serving as chair. Our board of directors has determined that Messrs. Boudakian, Nora and Thompson are independent in accordance with the NYSE MKT LLC Company Guide, are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities will include:

•	Identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and
•	Developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Upon the closing of this offering, our Nominating and Corporate Governance Committee consists of Messrs. Boudakian, Nora and Thompson, with Mr. Nora serving as chair. Our board of directors has determined that Messrs. Boudakian, Nora and Thompson are independent in accordance with the NYSE MKT LLC Company Guide.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, including our principal executive officer, principal financial officer and principal accounting officer or controller, persons performing similar functions, and agents and representatives, including directors, officers, and consultants responsible for financial reporting. The full text of our Code of Business Conduct and Ethics is posted on our website at www.hdcap.com.

Board Leadership Structure and Risk Oversight

Our board of directors has combined the role of Chairman of the Board with the role of Chief Executive Officer. We believe this provides an efficient and effective leadership model for our Company. Combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Director Compensation

See “Executive Compensation — Director Compensation.”

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion. See “Cautionary Note Regarding Forward-Looking Statements.”

Employment Agreements

During 2015 and 2016, we did not have employment agreements with any of our named executive officers. We do not intend to enter into employment agreements with any of our named executive officers in conjunction with this offering or subsequently.

Compensation Discussion and Analysis

Overview

We are a newly organized corporation that intends to operate through several wholly owned subsidiaries. These subsidiaries will provide financing solutions to lower middle-market companies. Our senior management team will consist of Messrs. Allick, Blankfort, and Clausing. We refer to these three officers as the named executive officers (“NEOs”).

Our executive compensation program will be designed to encourage our executive officers to think and act like our stockholders. The structure of the NEOs’ compensation arrangements and our incentive compensation programs will be designed to encourage and reward the following, among other things:

•	sourcing and pursuing investment opportunities in lower middle-market companies;
•	accomplishing our investment objectives;
•	ensuring we allocate capital in the most effective manner possible; and
•	creating shareholder value.

Executive Compensation Policy

Our performance-driven compensation policy will consist of the following three components:

•	Base salary;
•	Annual cash and/or stock bonuses; and
•	Long-term compensation pursuant to the 2016 Incentive Award Plan (the “Plan”).

We intend to design each NEO’s compensation package to reward the NEO for his or her contribution to us. This is not a mechanical process, and our Compensation Committee will use its judgment and experience, working in conjunction with our Chief Executive Officer, to determine the appropriate mix of compensation for each individual. Cash compensation consisting of base salary and discretionary bonuses tied to achievement of individual performance goals set by the Compensation Committee are intended to furnish incentives to NEOs to remain with us in their roles, and to work diligently to achieve our goals. Stock-based compensation may be awarded based on performance expectations set by the Compensation Committee for each individual and, over time, on his performance against those expectations. The mix of short-term and long-term compensation may sometimes be adjusted to reflect an individual’s need for current cash compensation and desire to retain his or her services.

Base salary.  Base salary will be used to recognize particularly the experience, skills, knowledge, and responsibilities required of the executive officers in their roles. In connection with establishing the 2016 annual base salaries of the NEOs, the Compensation Committee and management considered a number of factors, including the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual before our formation, the assistance of each NEO in this initial public offering process, and the number of well-qualified candidates available in our area. In addition, we informally considered the base salaries paid to comparably situated executive officers and other competitive market practices. We did not use compensation consultants in connection with fixing base salaries or for any other purpose before the completion of this offering.

The salaries of the NEOs will be reviewed on an annual basis, as well as at the time of promotion or other changes in responsibilities. The leading factors in determining increases in salary level are expected to be relative performance, relative cost of living, and competitive pressures.

Annual cash and/or stock bonuses.  Annual cash and/or stock bonuses will be used to reward individual performance during the year and can therefore be highly variable from year to year. These bonuses will be determined on a discretionary basis by the Compensation Committee, and will be determined for each NEO based upon individual performance and service goals set by our Compensation Committee with our management’s input.

Long-Term Incentive Awards

We expect to use stock-based awards to (i) attract and retain key employees, (ii) motivate our employees by means of performance-related incentives to achieve long-range performance goals, (iii) enable our employees to participate in our long-term growth, and (iv) link our employees’ compensation to the long-term interests of our stockholders. The Compensation Committee will determine the persons to receive stock-based awards. At the time of each award, the Compensation Committee will determine the terms of the award, including any performance period (or periods) and any performance objectives relating to the award.

2016 Incentive Award Plan

We have adopted the 2016 Incentive Award Plan (the “Plan”), under which we may grant equity incentive awards to eligible participants in order to attract, motivate, and retain the talent for which we compete. What we believe are the material terms of the Plan are summarized below.

Eligibility and Administration.  Our employees and directors are eligible to receive awards under the Plan. Following our initial public offering, the Plan will be administered by our board of directors, which may delegate its duties and responsibilities to a committee or committees of our directors (referred to collectively as the “Plan Administrator” below), subject to certain limitations that may be imposed under Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The Plan Administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Plan, subject to its express terms and conditions. The Plan Administrator will also set the terms and conditions of all awards under the Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available.  An aggregate of 10 million shares of our common stock will be available for issuance under awards granted pursuant to the Plan, which shares may be drawn from authorized but previously unissued, or shares purchased in the open market. If an award under the Plan is forfeited, expires, or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, or cash settlement, be used again for new grants under the Plan.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any person pursuant to the Plan during any calendar year will be 1 million. Further, the maximum aggregate grant-date fair value of awards granted to any non-employee director during any calendar year will be $500,000.

Awards.  The Plan provides only for the grant of restricted stock. Restricted stock is common stock which remains forfeitable unless and until specified conditions are met. Conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals, and/or such other conditions as the Plan Administrator may determine. No determination has been made as to the amounts of awards that will be granted to specific individuals pursuant to the Plan. Certain awards under the Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards generally will be settled in shares of our common stock, but the Plan Administrator may provide for cash settlement of any award.

Certain Transactions.  The Plan Administrator will have broad discretion to take action under the Plan, as well as make adjustments to the terms and conditions of existing and future awards, prevent the dilution or enlargement of intended benefits, and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the Plan Administrator will be able to make equitable adjustments to the Plan and outstanding awards. In the event of a change in control of the Company, to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then the Plan Administrator will be able to cause any or all of such awards to become fully vested in connection with the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Plan Amendment and Termination.  Our board of directors may at any time amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of awards; provided, however, that except as otherwise expressly provided in the Plan, our board of directors may not, without the participant’s consent, alter the terms of an award so as to substantially and adversely affect the participant’s rights under the award, unless the right to do so was expressly reserved at the time of the grant of the award. Any amendments to the Plan shall require stockholder approval only to the extent, if any, that such approval is required by law (including the Internal Revenue Code and applicable stock exchange requirements), as determined by our board of directors. It will not be possible to grant any award pursuant to the Plan after the tenth anniversary of our adoption of the Plan.

Retirement Plans

Hunting Dog Capital Corp. intends to implement a 401(k) retirement savings plan (the “401(k) plan”) in which our employees, including our NEOs, who satisfy certain eligibility requirements may participate. As part of the 401(k) plan, the Company may match participants’ contributions to the 401(k) plan up to legally allowed limits. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though a 401(k) plan adds to the overall desirability of our executive compensation package and further motivates our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits

All our full-time employees, including our NEOs, will be eligible to participate in health and welfare plans maintained by the Company, including:

•	medical, dental and vision benefits;
•	medical and dependent care flexible spending accounts; and
•	short-term and long-term disability insurance.

Our NEOs will participate in these plans on the same basis as other eligible employees, and we will not maintain any supplemental health and welfare plans for our NEOs. We believe the plans are necessary and appropriate to provide a competitive compensation package for our NEOs.

Conclusion

Our compensation policies are designed to retain and motivate our NEOs and to ultimately reward them for outstanding performance. The retention and motivation of our NEOs should enable us to grow strategically and position ourselves competitively in our market.

Executive Officer Compensation — Hunting Dog Capital, LLC

Summary Compensation Table — 2016

The following summary compensation table is presented for all of the executive officers of Hunting Dog Capital, LLC, which we will acquire in connection with the completion of this offering.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Grants ($)	Option Awards ($)	All Other Compensation(1) ($)	Total ($)
Christopher Allick, Managing Member	2016	—	—	—	—	405,353	405,353
	2015	—	—	—	—	388,942	388,942
Todd Blankfort, Managing Member	2016	—	—	—	—	215,118	215,118
	2015	—	—	—	—	212,425	212,425
Paul Clausing, Managing Director	2016	193,750	9,000	—	—	—	202,750
	2015	147,917	25,000	—	—	—	172,917

(1)	Messrs. Allick and Blankfort receive distributions as a result of their ownership of Hunting Dog Capital LLC. These distributions have been determined in the sole discretion of Messrs. Allick and Blankfort, subject to the need to maintain sufficient cash at Hunting Dog Capital LLC for operating purposes.

Executive Officer Compensation — Hunting Dog Capital Corp.

After completion of the offering, the respective annual salaries of the executive officers will be as follows:

2017 Annual Base Salary
Christopher Allick	$475,000
Todd Blankfort	$350,000
Paul Clausing	$325,000

In addition, the NEOs will be eligible to receive discretionary bonuses as may be declared from time to time by the Compensation Committee, which bonuses will be based on individualized performance and service goals.

Director Compensation

Hunting Dog Capital LLC does not have a board of directors. Following the completion of this offering, directors of Hunting Dog Capital Corp. who are also employees of Hunting Dog Capital Corp. will not receive any additional compensation for serving on the board of directors or any of its committees.

On the date the shares subject to this offering are priced, each non-employee director who, as of the date of this offering, serves on our board of directors and is expected to continue his or her service following this offering will be entitled to a monthly fee of $2,083 and will be granted RSUs with a grant date fair value of $25,000. Further, the chairperson of each committee of our board of directors will be entitled to a monthly fee of $1,042. Commencing with fiscal 2018, each non-employee director will be entitled to an annual fee of $25,000, to be paid monthly in twelve equal increments, and an annual grant of RSUs with a grant date fair value of $25,000. Commencing with fiscal 2018, the chairperson of each committee of our board of directors will be entitled to an annual fee of $12,500. Directors will also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board or committee meeting or otherwise conducting the business of the Company. In addition, we will purchase directors’ and officers’ liability insurance on behalf of our directors and officers.

The terms of each award described above will be set forth in a written award agreement between the applicable non-employee director and us, which will generally provide for vesting after one year of continued service as a director, subject to acceleration upon a change of control. The non-employee director compensation policy (including the compensation described above) may be amended, modified or terminated by our board of directors at any time in its sole discretion.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As discussed previously in this prospectus, it is contemplated that we will acquire from the members of Hunting Dog Capital LLC 100% of their membership interests in exchange for the issuance of 133,333 shares of common stock of Hunting Dog Capital Corp. See “The Transactions” above. Christopher Allick and Todd Blankfort, members of our management, control Hunting Dog Capital LLC.

As a result, we will be entitled to receive the management fees associated with Hunting Dog Capital LLC’s management of each of the Existing Funds. We will not, however, be entitled to receive any incentive fees associated with the operating performance of the Existing Funds. Instead, Messrs. Allick and Blankfort, our Chairman/Chief Executive Officer and President, respectively, will continue to be entitled to receive such incentive fees. Such incentive fees are calculated at a rate of 20% for Fund III and 11.25% for Fund II of the aggregate amount of investment proceeds, if any, remaining after each partner of each fund has received distributions equal to such partner’s capital contributed to the fund plus an 8% return on each partner’s unrecovered contributions, compounded annually. The receipt of any incentive fees is deferred until the end of the term of each of the Existing Funds. For the years ended December 31, 2016 and 2015, and the three months ended March 31, 2017, Messrs. Allick and Blankfort have not been paid any incentive fees. If each of the Existing Funds were to terminate as of the date of this prospectus, Messrs. Allick and Blankfort would be entitled to receive approximately $1.0 million in incentive fees earned during the periods covered by the financial statements presented in the filing.

Because members of our management currently control Hunting Dog Capital LLC, the amount of consideration to be received by its members has not been determined through arms-length negotiations. In addition, Messrs. Allick and Blankfort have approximately $2.2 million (as of March 31, 2017, the last date for which this figure is available) in general partnership interests in the Existing Funds including their original cash contributions and their deferred incentive fees.

Registration Rights Agreement

We will enter into a registration rights agreement with the original members of Hunting Dog Capital LLC pursuant to which we have agreed to prepare and file with the SEC a registration statement on Form S-3 pursuant to Rule 415 (the “Mandatory Registration Statement”) to register the resale of the shares acquired by them in connection with the Transactions under the Securities Act. Under the terms and conditions of the registration rights agreement, we will use our commercially reasonable efforts to file with the SEC within days after the date of the closing of this offering. We will also use our commercially reasonable efforts to cause such Mandatory Registration Statement to be declared effective by the SEC within days after the date of the closing of this offering.

Indemnification Agreements

Our bylaws, which will be in effect upon the completion of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted, subject to certain exceptions contained therein. In addition, our restated certificate of incorporation, which will be in effect upon the completion of this offering, provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

Before the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Related-Person Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Before the closing of this offering, our board of directors will adopt a written policy on transactions with related persons in conformity with the requirements for issuers having publicly held common stock listed on the NYSE MKT. Under the policy:

•	any related-person transaction, and any material amendment or modification of a related-person transaction, will be required to be reviewed and approved or ratified by a committee of the board of directors composed solely of independent directors who are disinterested, or by the disinterested members of the board of directors; and
•	any employment relationship or transaction involving an executive officer and any related compensation will be required to be recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related-person transaction:

•	the management must disclose to the audit committee or another independent body of the board of directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related-person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related-person transaction;
•	the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction complies with the terms of our agreements governing any material outstanding indebtedness that limit or restrict our ability to enter into a related-person transaction;
•	the management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act and related rules, and, to the extent required to be disclosed, management must ensure that the related-person transaction is disclosed in accordance with such Acts and related rules; and
•	management must advise the audit committee or another independent body of the board of directors, as applicable, whether the related-person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related-person transaction policy will provide that the audit committee or another independent body of the board of directors, as applicable, must consider whether any approval or ratification of a related-person transaction involving a non-employee director or director nominee would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE MKT LLC Company Guide, and the Internal Revenue Code.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock after the completion of the Transactions, including this offering, for:

•	each person known by us to own more than 5% of our common stock beneficially;
•	each of our prospective directors;
•	each of our named executive officers; and
•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC, and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable, or will become exercisable within 60 days of     , are considered outstanding for such person, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Hunting Dog Capital Corp., One Maritime Plaza, Suite 825, San Francisco, CA 94111. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

The percentage of shares beneficially owned before this offering is based on 133,333 outstanding shares of our common stock as of March 31, 2017 (assuming the exchange transaction occurred on that date). The percentage of shares beneficially owned after this offering is based on the sale of zero shares of our common stock in this offering by us.

	Percentage of Common Stock Outstanding
	Immediately Before this Offering		Immediately After this Offering
Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Executive Officers:
Christopher Allick	73,333	55.0%	73,333	3.4%
Todd Blankfort	32,000	24.0%	32,000	1.5%
Paul Clausing	14,667	11.0%	14,667	0.7%
Independent Directors:
Thomas Boudakian	—	—	1,667	0.1%
Paul Nora, Jr.	—	—	1,667	0.1%
Robert Thompson	—	—	1,667	0.1%
All directors and executive officers as a group (6 persons)	120,000	90.0%	125,001	5.8%
Owners of 5% or More of Common Stock:
David Suddendorf	8,000	6.0%	8,000	0.4%

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based on relevant portions of the DGCL and on our restated certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering. This summary is not necessarily complete, and we refer you to the DGCL and our restated certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

Authorized and Outstanding Stock

Our current authorized capital stock consists of 100,000,000 shares of our common stock, par value $0.01 per share. Immediately following the completion of this offering, 2,138,334 shares of our common stock will be outstanding.

Voting Rights

Holders of our common stock will be entitled to cast one vote per share. Holders of our common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of common stock present in person or represented by proxy. Except as otherwise provided by law, amendments to the restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of our common stock.

Other Matters

No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares of our common stock. Holders of shares of our common stock do not have subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. When issued, all the outstanding shares of our common stock will be validly issued, fully paid, and non-assessable.

Exclusive Venue

Our bylaws, which will be in effect upon the completion of this offering, require, to the fullest extent permitted by law, that (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or the bylaws, or (d) any action asserting a claim against us governed by the internal affairs doctrine must be brought exclusively in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Restated Certificate of Incorporation, our Bylaws and Delaware Law

Our restated certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering, also contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us first to negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE MKT. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws, which will be in effect upon the completion of this offering, provide that stockholders at an annual meeting may consider only proposals or nominations specified in the notice of meeting or brought before the meeting (a) by or at the direction of our board of directors or (b) by a qualified stockholder of record on the record date for the meeting who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our bylaws provide that, subject to applicable law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our bylaws and provide us with certain information. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. In that regard, our restated certificate of incorporation, which will be in effect upon the completion of this offering, provides that stockholder action by written consent will be permitted only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Amendment of Restated Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Upon completion of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any election of directors will be required to amend or repeal, or to adopt any provisions inconsistent with, any of the provisions of our certificate described above.

The foregoing provisions of our restated certificate of incorporation and bylaws, each of which will be in effect upon the completion of this offering, could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit minority stockholders.

In addition, we are subject to Section 203 of the DGCL. With certain exceptions, Section 203 prevents us from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors, or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation and bylaws, which will be in effect upon the completion of this offering, provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Before the commencement of this offering, we intend to enter into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our restated certificate of incorporation, which will be in effect upon the completion of this offering, includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages from a director for breach of fiduciary duty, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	any transaction from which the director derived an improper personal benefit; or
•	improper distributions to stockholders.

These restrictions on our rights and the rights of our stockholders may be held to be unenforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Hunting Dog Capital Corp. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that (1) the stockholder bringing the action is a holder of our shares at the time of the wrong complained of and remains so through the duration of the derivative suit, (2) the stockholder bringing the action makes a demand on our board of directors to assert the claim, unless such demand would be futile, and (3) if the stockholder is bringing the action on behalf of all stockholders, the stockholder is an adequate representative of our other stockholders. The suit must be brought in the Court of Chancery in the State of Delaware. See “— Exclusive Venue” above.

Registration Rights Agreement

In connection with this offering, the Company will enter into the Registration Rights Agreement with the original members of Hunting Dog Capital LLC, pursuant to which the members will have specified rights to require the Company to register all or any portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of our common stock is American Stock Transfer & Trust Company, LLC. The address for American Stock Transfer & Trust Company, LLC is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8206.

The NYSE MKT

We intend to apply to have our common stock listed on the NYSE MKT under the symbol “HDCC.”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately before this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we intend to apply to have our common stock listed on the NYSE MKT, we cannot assure you that there will be an active public market for our common stock.

Upon the closing of this offering, we will have outstanding an aggregate of 2,138,334 shares of our common stock, assuming the issuance of 2,000,000 shares of our common stock offered by us in this offering. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares of our common stock purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, would only be able to be publicly sold in compliance with the conditions of Rule 144 described below other than the holding period requirement.

The remaining 138,334 shares of our common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they are sold in compliance with Rule 144 under the Securities Act, which is summarized below.

Subject to the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	0
180 days after the date of this prospectus	138,334

Rule 144

Rule 144, as currently in effect, generally provides that, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a stockholder who is not deemed to have been one of our affiliates at any time during the preceding 90 days and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell such shares in reliance upon Rule 144 without complying with the volume limitation, manner of sale or notice conditions of Rule 144. If such stockholder has beneficially owned the shares of our common stock proposed to be sold for at least one year, then such person is entitled to sell such shares in reliance upon Rule 144 without complying with any of the conditions of Rule 144.

Rule 144 also provides that a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell, in reliance upon Rule 144, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our common stock then outstanding; or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales of our common stock made in reliance upon Rule 144 by a stockholder who is deemed to have been one of our affiliates at any time during the preceding 90 days are also subject to the current public information, manner of sale, and notice conditions of Rule 144. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Lock-Up Agreements

We and each of our directors, executive officers, and holders of substantially all of our common stock outstanding before the completion of this offering have agreed, or will agree, with the underwriter, subject to certain exceptions, that, without the prior written consent of the underwriter, we and they will not, directly or indirectly, during the period ending 180 days after the date of the Prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or
•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

This agreement does not apply, in our case, to securities issued pursuant to existing employee benefit plans or securities issued upon exercise of options and other exceptions, and in the case of our officers, directors and other holders of our securities, exercise of stock options issued pursuant to a stock option or similar plans, and other exceptions.

Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Registration Rights

Upon the closing of this offering, the holders of 138,334 shares of our common stock will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Certain Relationships and Related Party Transactions — Registration Rights Agreement” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreements as described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of all material United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of shares of common stock acquired in this offering.

You are a U.S. holder if you are a beneficial owner of common stock and you are:

•	An individual citizen or resident of the United States;
•	A corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	An estate whose income is subject to United States federal income tax, regardless of its source; or
•	A trust if it (a) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code of 1986, as amended, have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

The following discussion is based upon the provisions of the Internal Revenue Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire shares of our common stock in this offering. Further, this discussion assumes that the shares of common stock will be held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder who may be subject to special tax rules.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of common stock, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the ownership of shares of common stock.

This discussion addresses only certain material aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S., and other tax consequences of the ownership of shares of common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in your shares of common stock, and thereafter as capital gain. Subject to certain exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the applicable dividend tax rates and the availability of the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis in such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including an individual, generally is subject to U.S. income tax at preferential rates. You should consult your own tax advisor regarding the availability of such rates in light of your particular circumstances. The deductibility of capital losses is subject to limitations.

Additional Tax on Certain Income

With respect to taxable years beginning after December 31, 2012, if you are an individual, estate, or trust, you may be subject to an additional 3.8% tax on certain income, including dividends on and capital gains from the sale or other disposition of stock. You should consult your own tax advisor regarding the implications of the additional 3.8% tax that may result from an investment in the common stock.

Information Reporting and Backup Withholding

In general, payments made in the United States, or through certain United States-related financial intermediaries, with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (a) are a corporation or other exempt recipient and, when required, demonstrate this fact, or (b) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

Foreign Account Tax Compliance Act

Legislation enacted in 2010, known as the “FATCA” legislation, generally imposes a withholding tax of 30% on dividend income paid on shares of our common stock and on the gross proceeds of a sale or other disposition of shares of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution.

Absent an applicable exception, the FATCA legislation also generally imposes a withholding tax of 30% on dividend income paid on shares of our common stock and the gross proceeds of a sale or other disposition of shares of our common stock paid to a foreign entity that is not a foreign financial institution, unless such entity provides the applicable withholding agent either with (a) a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity (or more than zero percent in the case of some entities), or (b) a certification that the entity does not have any substantial U.S. owners.

Under certain circumstances, a non-U.S. holder of shares of our common stock may be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder may be required to file a U.S. federal income tax return to claim such refunds or credits. Under final Treasury regulations, this legislation applies only to payments of dividends made after June 30, 2014 and payments of gross proceeds made after December 31, 2016. Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our common stock.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated           , 2017 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
Joseph Gunnar & Co., LLC

Total

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by us in this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part.

The underwriting agreement provides that the underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken, other than those shares covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement.

Over-allotment Option.  We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase a maximum of 300,000 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $       and the total net proceeds, before expenses, to us will be $      .

Discount.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the representative of the over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (0.5%)(1)	$	$	$
Proceeds, before expense, to us	$	$	$

(1)	Non-accountable expense allowance will not be payable with respect to any shares sold pursuant to the representative’s exercise of the over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of up to $      per share. If all of the shares offered by

us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $12,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition to the 0.5% non-accountable expense allowance, we have also agreed to pay the following expenses of the underwriters relating to the offering: (1) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 in the aggregate; (2) all filing fees and expenses associated with the review of this offering by FINRA; (3) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (4) the underwriter’s legal fees incurred in connection with this offering in an amount up to $30,000; and (5) up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and commissions, will be approximately $550,000.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements.  We, our directors and executive officers and our pre-offering shareholders expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities will agree that, during the Lock-Up Period (as defined below), without the prior written consent of the representative, they will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for common shares owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations. The Lock-Up Period will be 180 days from the date of this prospectus for us, our officers, directors and our other pre-offering shareholders.

Representative’s Warrants.  We have agreed to issue to the representative warrants to purchase up to a total of 100,000 shares of common stock (5% of the shares sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of common shares at a price below the warrant exercise price.

Right of First Refusal.  Subject to certain limited exceptions, until 6 months after the effective date of the offering, the representative has a right of first refusal to act as our sole investment banker, sole book runner and/or sole placement agent for each and every future public or private equity and debt offering, including all equity-linked offerings, by us, or any of our successors or subsidiaries during such 6-month period on terms customary to the representative.

Further, for the twelve 12-month period beginning 6 months after the effective date of the offering, the representative has a right of first refusal to act as investment banker, joint book-runner and/or joint placement agent, for each and every future public and private equity and debt offering, including all equity-linked offerings, by us, or any of our successors or subsidiaries during such 12-month period, on terms mutually agreeable to us, the representative and any other broker dealer involved.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Initial Public Offering Price.  Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined through negotiations between us and the representative of the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

•	the information included in this prospectus and otherwise available to the representative;
•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;
•	our financial information;
•	our prospects and the history and the prospects of the industry in which we compete;
•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues; and
•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common shares may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares covered by the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares covered by the over-allotment option. The underwriters may close out any short position with shares issuable upon exercise of the over-allotment option and/or by purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common shares will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common shares has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);
•	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marché financiers (“AMF”). The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common shares has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common shares cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common shares have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor has it been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale in Israel, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common shares in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common shares may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common shares or distribution of any offer document relating to the common shares in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common shares in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common shares being declared null and void and in the liability of the entity transferring the common shares for any damages suffered by the investors.

Japan

The common shares have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common shares may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common shares is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta púbica de valores mobiliáos) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common shares has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to be distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common shares in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common shares be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common shares in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common shares have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common shares within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common shares, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for common shares is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common shares. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common shares may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common shares has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

We intend to apply to have our shares of common stock approved for listing on the NYSE MKT under the symbol “HDCC.” In order to meet one of the requirements for listing the common stock on the NYSE MKT, the underwriter has undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

The underwriter and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriter and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments of the Company, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Eversheds Sutherland (US) LLP, Washington, DC. Morgan, Lewis & Bockius LLP, Palo Alto, CA, has acted as counsel for the underwriter in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Hunting Dog Capital LLC appearing in this prospectus for the fiscal year ended December 31, 2016 have been audited by EKS&H LLLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Hunting Dog Capital LLC appearing in this prospectus for the fiscal year ended December 31, 2015 have been audited by RSM US LLP, our previous independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about offerors, like us, that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members
Hunting Dog Capital LLC
San Francisco, California

We have audited the accompanying statement of financial condition of Hunting Dog Capital LLC (the “Company”) as of December 31, 2016, and the related statements of operations, changes in members' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hunting Dog Capital LLC as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EKS&H LLLP

Denver, Colorado
April 19, 2017

Report of Independent Registered Public Accounting Firm

To the Members
Hunting Dog Capital LLC

We have audited the accompanying statement of financial condition of Hunting Dog Capital LLC (the “Company”) as of December 31, 2015, and the related statements of operations, changes in members’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hunting Dog Capital LLC as of December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

Chicago, Illinois
October 24, 2016

HUNTING DOG CAPITAL LLC

STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2016	2015
	($ actual)
Assets
Current Assets
Cash	$84,416	$763
Prepaid rent	15,000	18,579
Accounts receivable	13,723	—
Prepaid insurance	10,693	9,548
Due from affiliates	67,039	98,240
Other assets	14,000	14,250
Total current assets	204,871	141,380
Other assets	15,000	—
Total assets	$219,871	$141,380
Liabilities and members' equity (deficit)
Current Liabilities
Accrued expenses	$271,718	$298,333
Deferred revenue	100,000	—
Accounts payable	13,859	—
Tenant security deposit	3,000	3,000
Total current liabilities	388,577	301,333
Total Liabilities	388,577	301,333
Members' Equity (Deficit)	(168,706)	(159,953)
Total Liabilities and Members' Equity (Deficit)	$219,871	$141,380

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015
	($ actual)
Revenue:
Investment management fees	$1,541,098	$1,418,325
Other income	36,000	26,200
Total Revenues	1,577,098	1,444,525
Expenses:
Compensation and benefits	512,167	436,841
Rent	222,579	194,629
Professional fees	164,929	444,464
Utilities	7,599	8,208
Taxes	17,805	10,303
General and administrative	40,301	7,729
Total Expenses	965,380	1,102,174
Net Income	$611,718	$342,351

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

	Years Ended December 31,
	2016	2015
	($ actual)
Members' equity (deficit), beginning of year	$(159,953)	$90,062
Contributions	—	9,000
Distributions	(620,471)	(601,366)
Net income	611,718	342,351
Members' equity (deficit), end of year	$(168,706)	$(159,953)

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
($ actual)	2016	2015
Cash Flows From Operating Activities
Net income	$611,718	$342,351
Adjustments to reconcile net income to net to net cash provided by operating activities:
Change in operating assets and liabilities:
Prepaid rent	3,579	(6,579)
Accounts receivable	(13,723)	—
Prepaid insurance	(1,145)	(9,548)
Due from affiliates	31,201	(20,872)
Other assets	(14,750)	—
Accrued expenses	(26,615)	293,601
Expense deposits received in advance	—	(53,524)
Deferred revenue	100,000	—
Accounts payable	13,859	—
Tenant security deposit	—	(7,500)
Net cash provided by operating activities	704,124	537,929
Cash Flows From Financing Activities
Contributions	—	9,000
Distributions paid	(620,471)	(601,366)
Net cash used in financing activities	(620,471)	(592,366)
Net increase (decrease) in cash	83,653	(54,437)
Cash:
Beginning	763	55,200
End	$84,416	$763

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies

Organization and nature of business:  Hunting Dog Capital LLC (the “Company”), a California Limited Liability Company, was formed pursuant to and in accordance with the Beverly-Killea Limited Liability Company Act (the “Act”) for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act. The Company was organized for the principal purpose of managing the operations of investment companies and engaging in such other activities incidental or ancillary thereto as the members deem necessary or advisable. During the years ended December 31, 2016 and 2015, the Company served as the manager to HD Special-Situations II, LP and HD Special-Situations III, LP. The Company is managed by its founding members, Christopher Allick and Todd Blankfort.

The Company executed its Operating Agreement (the “Agreement”) as of January 4, 2007. Under the Agreement, the Company shall continue into perpetuity unless dissolved as provided in the Agreement or the Act.

The Company follows accounting standards established by the Financial Accounting Standards Board (“FASB”) to ensure consistent reporting of financial condition, results of operations, and cash flows. References to Generally Accepted Accounting Principles (“GAAP”) in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC.

A summary of the Company’s significant accounting policies follows:

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash:  The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. The Company maintains deposits with high-quality financial institutions in amounts that at times throughout the year may be in excess of federally insured limits; however, the Company does not believe it is exposed to any significant credit risk. As of December 31, 2016 and 2015, the Company had no cash equivalents.

Other assets:  The Company has security deposits totaling $29,000 for its office space that are being reported in other assets in the statements of financial condition.

Revenue recognition:  The Company earns investment management fees by providing services pursuant to the terms of the underlying advisory contracts. Fees are based on a contractual investment advisory fee applied to the assets in each portfolio. Any fees collected in advance are deferred and recognized over the period earned.

Due from affiliates:  Receivables from affiliates represent balances arising from contractual investment advisory services provided to affiliated investment companies and are recorded on an accrual basis. There were no provisions for bad debt expense during the years ended December 31, 2016 and 2015.

Income taxes:  The Company is not subject to federal income tax, but may be subject to certain state taxes. FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense and liability in the current year. For the years ended December 31, 2016 and 2015, management has determined that there are no uncertain tax positions. The current and prior three tax years generally remain

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

subject to examination by U.S. federal and most state tax authorities. Interest and penalties associated with tax positions are recorded in the period assessed as other expenses. However, no interest or penalties have been assessed as of December 31, 2016.

Recently issued accounting pronouncements:  Management has reviewed all newly issued accounting pronouncements that are applicable to the Company and to the preparation of the financial statements, including those not yet required to be adopted. Management does not believe any such pronouncements will have a material effect on the Company’s financial position or results of operations. Accounting guidance that will become effective in future years, with respect to the Company’s financial statements, is described below:

In May 2014, the FASB issued new guidance on revenue from contracts with customers. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual and interim periods beginning after December 15, 2017, and shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early application of this standard is not permitted. The Company’s effective date is January 1, 2018. The Company is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on its results of operations, cash flows or financial position.

In February 2016, the FASB issued an Accounting Standards Update (ASU) intended to improve financial reporting about leasing transactions. The new standard introduces a new lessee model that brings substantially all leases on the balance sheet. The ASU affects all companies and other organizations that lease real estate, airplanes and manufacturing equipment. This guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company’s effective date is January 1, 2019. The Company is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on its results of operations, cash flows or financial position.

Note 2. Members’ Equity (Deficit)

Cumulative members’ equity (deficit) as of December 31, 2016 and 2015 was composed of the following:

	Year Ended December 31,
	2016	2015
	($ actual)
Contributed capital	$29,000	$29,000
Accumulated net income	3,843,599	3,231,881
Less: distributions	(4,041,305)	(3,420,834)
Balance	$(168,706)	$(159,953)

Allocation of profits and losses are made in accordance with the terms of the Agreement. The liability of the members for the losses, debts and obligations of the Company shall be limited to their capital contributions; provided, however, that under applicable law, the members may under certain circumstances be liable to the Company to the extent of previous distributions made to them in the event that the Company does not have sufficient assets to discharge its liabilities.

No member, in such member’s capacity as a member or as a Managing Director, shall have any liability to restore any negative balance in such member’s capital account.

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 3. Investment Management Fees and Related Parties

The Company provides investment management services to affiliated investment funds. The Company earns management fees for these services that are accrued and settled quarterly. The table below summarizes the total investment management fees earned from the affiliated investment funds during the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
	($ actual)
HD Special-Situations II, LP	$689,723	$678,544
HD Special-Situations III, LP	851,375	739,781
	$1,541,098	$1,418,325

The table below summarizes the total amount owed to the Company by affiliates during the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
	($ actual)
HD Special-Situations II, LP
Magagement fee receivable	$56,196	$42,336
HD Special-Situations III, LP
Magagement fee receivable	10,468	10,468
Expense reimbursement receivable	375	45,436
	$67,039	$98,240

The Company received $100,000 of 2017 management fees in advance and the amount is classified as deferred revenue.

Note 4. Other Income

Other income was comprised of the following components for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
	($ actual)
Rental income	$36,000	$26,200
	$36,000	$26,200

The Company is party to an agreement where office space at the Company’s corporate headquarters is subleased to a non-affiliated third party. The lease expired December 31, 2015 and then became a month-to-month agreement. The Company recognized sublease rental income of $36,000 for the year ended December 31, 2016, and $26,200 for the year ended December 31, 2015, which is classified and included in other income in the statements of operations.

Note 5. Deposits

The Company has received tenant security deposits totaling $3,000 at December 31, 2016 and 2015. Tenant security deposits are held as liabilities on the Statements of Financial Condition until the terms of the underlying rental agreement have been satisfied.

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS

Note 6. Indemnifications

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties that provide indemnifications under certain circumstances. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company expects the risk of future obligation under these indemnifications to be remote.

Note 7. Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2016, no material legal proceedings are pending against the Company.

Note 8. Operating Lease

The Company leases office space under a long-term operating lease expiring September 30, 2018. For the years ended December 31, 2016 and 2015 rent expenses were $222,579 and $194,629, respectively. As of December 31, 2016, the Company’s aggregate future minimum payments for operating leases having initial or non-cancelable terms greater than one year are payable as follows:

Year ended December 31,	Minimum Payments
2017	$180,000
2018	135,000
Total minimum lease payments	$315,000

HUNTING DOG CAPITAL LLC

STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31,
	2017	2016
	($ actual)
Assets
Current Assets
Cash	$74,621	$47,568
Prepaid rent	15,000	—
Accounts receivable	13,536	—
Prepaid insurance	10,693	—
Due from affiliates	82,022	65,370
Other currrent assets	—	14,250
Total current assets	195,872	127,188
Other assets	15,000	—
Total Assets	$210,872	$127,188
Liabilities
Current Liabilities
Accrued expenses	236,831	257,882
Deferred revenue	100,000	3,000
Due to affiliate	70,000	—
Tenant security deposit	—	3,000
Total current liabilities	406,831	263,882
Total Liabilities	406,831	263,882
Members' Equity (Deficit)	(195,959)	(136,694)
Total Liabilities and Members' Equity (Deficit)	$210,872	$127,188

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	($ actual)
Revenue:
Investment management fees	$388,592	$383,728
Other income	3,000	9,000
	391,592	392,728
Expenses:
Compensation and benefits	148,580	100,528
Rent	45,000	57,051
Professional fees	60,091	—
Utilities	2,514	905
Taxes	800	—
General and administrative	1,860	15,985
Total expenses	258,845	174,469
Net Income	$132,747	$218,259

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	($ actual)

Members' equity (deficit), beginning of period	$(168,706)	$(159,953)
Distributions	(160,000)	(195,000)
Net income	132,747	218,259
Members' equity (deficit), end of period	$(195,959)	$(136,694)

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
($ actual)	2017	2016

Cash Flows From Operating Activities
Net income	$132,747	$218,259
Adjustments to reconcile net income to net cash provided by operating activities:
Change in operating assets and liabilities:
Due from affiliates	(14,983)	32,870
Prepaid rent	—	18,579
Accounts receivable	187	—
Prepaid insurance	—	9,548
Other assets	14,000	—
Accrued expenses	(34,887)	(40,451)
Accounts payable	(13,859)	—
Due to affiliate	70,000	—
Deferred revenue	—	3,000
Tenant security deposit	(3,000)	—
Net cash provided by operating activities	150,205	241,805
Cash Flows From Financing Activities
Distributions paid	(160,000)	(195,000)
Net cash used in financing activities	(160,000)	(195,000)
Net increase (decrease) in cash	(9,795)	46,805
Cash:
Beginning of period	84,416	763
End of period	$74,621	$47,568

See accompanying notes to the financial statements.

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Nature of Business and Significant Accounting Policies

Organization and nature of business:  Hunting Dog Capital LLC (the “Company”), a California Limited Liability Company, was formed pursuant to and in accordance with the Beverly-Killea Limited Liability Company Act (the “Act”) for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act. The Company was organized for the principal purpose of managing the operations of investment companies and engaging in such other activities incidental or ancillary thereto as the members deem necessary or advisable. During the three months ended March 31, 2017 and 2016, the Company served as the manager to HD Special-Situations II, LP and HD Special-Situations III, LP. The Company is managed by its founding members, Christopher Allick and Todd Blankfort.

The Company executed its Operating Agreement (the “Agreement”) as of January 4, 2007. Under the Agreement, the Company shall continue into perpetuity unless dissolved as provided in the Agreement or the Act.

The Company follows accounting standards established by the Financial Accounting Standards Board (“FASB”) to ensure consistent reporting of financial condition, results of operations, and cash flows. References to Generally Accepted Accounting Principles (“GAAP”) in these footnotes are to the FASB Accounting Standards Codification, sometimes referred to as the Codification or ASC.

A summary of the Company’s significant accounting policies follows:

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash:  The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. The Company maintains deposits with high-quality financial institutions in amounts that at times throughout the year may be in excess of federally insured limits; however, the Company does not believe it is exposed to any significant credit risk. As of March 31, 2017 and 2016, the Company had no cash equivalents.

Other assets:  The Company has a security deposit totaling $15,000 for its office space that is being reported in other assets in the statements of financial condition.

Revenue recognition:  The Company earns investment management fees by providing services pursuant to the terms of the underlying advisory contracts. Fees are based on a contractual investment advisory fee applied to the assets in each portfolio. Any fees collected in advance are deferred and recognized over the period earned.

Due from affiliates:  Receivables from affiliates represent balances arising from contractual investment advisory services provided to affiliated investment companies and are recorded on an accrual basis. There were no provisions for bad debt expense during the three months ended March 31, 2017 and 2016.

Income taxes:  The Company is not subject to federal income tax, but may be subject to certain state taxes. FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense and liability in the current year. For the three months ended March 31, 2017 and 2016, management has determined that there are no uncertain tax positions. The current and prior three tax years generally remain

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

Note 1. Nature of Business and Significant Accounting Policies  – (continued)

subject to examination by U.S. federal and most state tax authorities. Interest and penalties associated with tax positions are recorded in the period assessed as other expenses. However, no interest or penalties have been assessed as of March 31, 2017.

Recently issued accounting pronouncements:  Management has reviewed all newly issued accounting pronouncements that are applicable to the Company and to the preparation of the financial statements, including those not yet required to be adopted. Management does not believe any such pronouncements will have a material effect on the Company’s financial position or results of operations. Accounting guidance that will become effective in future years, with respect to the Company’s financial statements, is described below:

In May 2014, the FASB issued new guidance on revenue from contracts with customers. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual and interim periods beginning after December 15, 2017, and shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. Early application of this standard is not permitted. The Company’s effective date is January 1, 2018. The Company is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on its results of operations, cash flows or financial position.

In February 2016, the FASB issued an Accounting Standards Update (ASU) intended to improve financial reporting about leasing transactions. The new standard introduces a new lessee model that brings substantially all leases on the balance sheet. The ASU affects all companies and other organizations that lease real estate, airplanes and manufacturing equipment. This guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company’s effective date is January 1, 2019. The Company is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on its results of operations, cash flows or financial position.

Note 2. Members’ Equity (Deficit)

Cumulative members’ equity (deficit) as of March 31, 2017 and 2016 was composed of the following:

	March 31,
	2017	2016
	($ actual)
Contributed capital	$29,000	$29,000
Accumulated net income	3,976,346	3,450,139
Less: distributions	(4,201,305)	(3,615,833)
Balance	$(195,959)	$(136,694)

Allocation of profits and losses are made in accordance with the terms of the Agreement. The liability of the members for the losses, debts and obligations of the Company shall be limited to their capital contributions; provided, however, that under applicable law, the members may under certain circumstances be liable to the Company to the extent of previous distributions made to them in the event that the Company does not have sufficient assets to discharge its liabilities.

No member, in such member’s capacity as a member or as a Managing Director, shall have any liability to restore any negative balance in such member’s capital account.

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

Note 3. Investment Management Fees and Related Parties

The Company provides investment management services to affiliated investment funds. The Company earns management fees for these services that are accrued and settled quarterly. The table below summarizes the total investment management fees earned from the affiliated investment funds during the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	($ actual)

HD Special-Situations II, LP	$175,748	$170,884
HD Special-Situations III, LP	212,844	212,844
	$388,592	$383,728

The table below summarizes the total amount owed to the Company by affiliates during the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	($ actual)
HD Special-Situations II, LP
Management fee receivable	$73,762	$54,527
HD Special-Situations III, LP
Management fee receivable	7,885	10,468
Expense reimbursement receivable	375	375
	$82,022	$65,370

The Company received from HD Special-Situations III, LP $100,000 of 2017 management fees in advance and the amount is classified as deferred revenue.

Note 4. Other Income

Other income was comprised of the following components for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
	($ actual)

Rental income	$3,000	$9,000
	$3,000	$9,000

The Company is party to an agreement where office space at the Company’s corporate headquarters is subleased to a non-affiliated third party. The lease expired December 31, 2015 and then became a month-to-month agreement until terminated in January 2017. The Company recognized sublease rental income of $3,000 for the three months ended March 31, 2017, and $9,000 for the three months ended March 31, 2016, which is classified and included in other income in the statements of operations.

HUNTING DOG CAPITAL LLC

NOTES TO THE FINANCIAL STATEMENTS
(UNAUDITED)

Note 5. Deposits

The Company had received a tenant security deposit totaling $3,000 at March 31, 2016. Tenant security deposits are held as liabilities on the Statements of Financial Condition until the terms of the underlying rental agreement have been satisfied. The underlying rental agreement terminated January 31, 2017 and the deposit was returned to the tenant.

Note 6. Indemnifications

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties that provide indemnifications under certain circumstances. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. The Company expects the risk of future obligations under these indemnifications to be remote.

Note 7. Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of March 31, 2017, no material legal proceedings are pending against the Company.

Note 8. Operating Lease

The Company leases office space under a long-term operating lease expiring September 30, 2018. For the three months ended March 31, 2017 and 2016 rent expenses were $45,000 and $57,051, respectively. As of March 31, 2017, the Company’s aggregate future minimum payments for operating leases having initial or non-cancellable terms greater than one year are payable as follows:

Year ended December 31,	Minimum Payments
2017 (remaining)	$135,000
2018	135,000
Total minimum lease payments	$270,000

2,000,000 Shares
Common Stock

Hunting Dog Capital Corp.

PROSPECTUS

Joseph Gunnar & Co.

Until           , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred and payable by us in connection with the sale and distribution of our common stock, other than underwriting discounts and commissions. All amounts are estimates except for the Securities and Exchange Commission (SEC) registration fee and the NYSE MKT listing fee.

Payable by us
SEC registration fee	$5,035
FINRA filing fee	8,000
NYSE MKT application and listing fee	85,000
Accounting fees and expenses	70,000
Legal fees and expenses (including Blue Sky fees)	234,757
Printing and engraving expenses	75,000
Registrar and transfer agent fees and expenses	6,000
Miscellaneous fees and expenses	66,208
Total	$550,000

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director

We have entered into indemnification agreements with each of our directors and executive officers, a form of which is attached as Exhibit 10.4. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

We intend to maintain insurance policies that indemnify our directors and officers against various liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his or her capacity as such.

Item 15. Recent Sales of Unregistered Securities

We have not engaged in any recent sales of unregistered securities.

Item 16. Exhibits and Financial Statement Schedules

•	Exhibits. We have filed the exhibits listed on the accompanying Index to Exhibits.
•	Financial Statement Schedules. All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1	Form of Underwriting Agreement by and between Hunting Dog Capital Corp. and Joseph Gunnar & Co., LLC (previously filed as exhibit 1 to pre-effective amendment no. 3 to the Registrant’s registration statement on Form S-1 (file no. 333-209955), filed on May 24, 2017, and incorporated herein by reference).
3.1	Operating Agreement of Hunting Dog Capital LLC (previously filed as exhibit 3.1 to pre-effective amendment no. 2 to the Registrant’s registration statment on Form S-1 (file no. 333-209955), filed on April 19, 2017, and incorporated herein by reference).
3.2	Amendment to Operating Agreement of Hunting Dog Capital LLC (previously filed as exhibit 3.2 to pre-effective amendment no. 2 to the Registrant’s registration statement on Form S-1 (file no. 333-209955), filed on April 19, 2017, and incorporated herein by reference).
3.3	Restated Certificate of Incorporation of Hunting Dog Capital Corp. (previously filed as exhibit 3.3 to pre-effective amendment no. 2 to the Registrant’s registration statement on Form S-1 (file no. 333-209955), filed on April 19, 2017, and incorporated herein by reference).
3.4	Bylaws of Hunting Dog Capital Corp. (previously filed as exhibit 3.4 to pre-effective amendment no. 2 to the Registrant’s registration statement on Form S-1 (file no. 333-209955), filed on April 19, 2017, and incorporated herein by reference).
4.1	Form of Common Stock Certificate*
4.2	Form of Underwriter’s Warrant
5.1	Opinion of Eversheds Sutherland (US) LLP regarding legality of the offered shares of common stock
10.1	Form of Registration Rights Agreement (previously filed as exhibit 10.1 to pre-effective amendment no. 2 to the Registrant’s registration statement on Form S-1 (file no. 333-209955), filed on April 19, 2017, and incorporated herein by reference).
10.2	Form of Contribution, Assignment and Assumption Agreement by and among Hunting Dog Capital Corp. and Hunting Dog Capital LLC (previously filed as exhibit 10.2 to pre-effective amendment no. 2 to the Registrant’s registration statement on Form S-1 (file no. 333-209955), filed on April 19, 2017, and incorporated herein by reference).
10.3	Form of Indemnification Agreement between Hunting Dog Capital Corp. and each of its directors and executive officers (previously filed as exhibit 10.4 to pre-effective amendment no. 1 to the Registrant's registration statement on Form S-1 (file no. 333-209955), filed on October 24, 2016, and incorporated herein by reference).
10.4	Hunting Dog Capital Corp.’s 2016 Incentive Award Plan, to be effective upon completion of this offering (previously filed as exhibit 10.5 to pre-effective amendment no. 1 to the Registrant's registration statement on Form S-1 (file no. 333-209955), filed on October 24, 2016, and incorporated herein by reference).
23.1	Consent of EKS&H LLLP
23.2	Consent of RSM US LLP
23.3	Consent of Eversheds Sutherland (US) LLP (incorporated by reference to Exhibit 5.1)**

*	To be filed by amendment.
**	Included with the legal opinion provided pursuant to Item 5.1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the issuer has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on June 14, 2017.

Hunting Dog Capital Corp.

By:	/s/ Christopher Allick Name: Christopher Allick Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher Allick Christopher Allick	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2017
/s/ Paul Clausing Paul Clausing	Chief Financial Officer (Principal Financial Officer)	June 14, 2017
* Todd Blankfort	President and Director	June 14, 2017
* Thomas Boudakian	Director	June 14, 2017
* Paul Nora, Jr.	Director	June 14, 2017
* Robert Thompson	Director	June 14, 2017
*	Signed by Christopher Allick pursuant to a power of attorney signed by each individual and previously filed with the Company’s pre-effective amendment no. 1 to the Registration Statement on October 24, 2016